    As filed with the Securities and Exchange Commission on October 22, 1999
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                 Primus Telecommunications Group, Incorporated
             (Exact name of registrant as specified in its charter)

                                ---------------
        Delaware                      4813                    54-1708481
       (State of                   (Primary                (I.R.S. Employer
     Incorporation)                Standard             Identification Number)
                                  Industrial
                                Classification
                                 Code Number)

                                ---------------
                        1700 Old Meadow Road, Suite 300
                             McLean, Virginia 22102
                                 (703) 902-2800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ---------------
                                 K. Paul Singh
                Chairman, President and Chief Executive Officer
                        1700 Old Meadow Road, Suite 300
                             McLean, Virginia 22102
                                 (703) 902-2800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------
                                With a Copy to:
                           James D. Epstein, Esquire
                              Pepper Hamilton LLP
                             3000 Two Logan Square
                             18th and Arch Streets
                        Philadelphia, Pennsylvania 19103
                                 (215) 981-4000

                                ---------------
  Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

                                ---------------
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Proposed       Proposed
 Title of Each Class of     Amount       Maximum        Maximum      Amount of
    Securities to be         to be    Offering Price   Aggregate    Registration
       Registered         Registered     Per Unit    Offering Price     Fee
--------------------------------------------------------------------------------
11 1/4% Senior Notes due
 2009..................   $45,467,000   100.00%(1)   $45,467,000(1)   $12,640
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. The    +
+selling noteholder may not sell these securities until the registration       +
+statement filed with the Securities and Exchange Commission is effective.     +
+This Prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to completion, dated October 22, 1999

--------------------------------------------------------------------------------

                                  $45,467,000

[Primus Telecommunications Group, Incorporated Logo]

                         11 1/4% Senior Notes due 2009

--------------------------------------------------------------------------------

  On June 30, 1999, we issued and sold $45,467,000 aggregate principal amount of 11 1/4% senior notes that mature on January 15, 2009 in a private placement to Telegroup, Inc., an Iowa corporation and debtor in possession. In connection with our private offering to Telegroup, the selling noteholder, we agreed to register the notes to facilitate the secondary trading by the selling noteholder. This prospectus will be used by the selling noteholder to resell its notes. All of the proceeds from the sale of the notes will go to the selling noteholder. Accordingly, we will not receive any proceeds from the sale of the notes.

  The selling noteholder obtained its notes in connection with the Company's acquisition of the global retail telecommunications business and certain assets of Telegroup.

  The selling noteholder may offer its notes through public or private transactions on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

  We urge you to carefully read this Prospectus which will describe the specific terms of the offering before you make your investment decision.

                                  -----------

  An investment in the notes involves a high degree of risk. See "Risk Factors" beginning on page 5.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------


                 The date of this Prospectus is         , 1999

                               TABLE OF CONTENTS

Forward Looking Information.................................................   i
Prospectus Summary..........................................................   1
Risk Factors................................................................   5
Use of Proceeds.............................................................  16
The Company.................................................................  17
Description of Other Indebtedness...........................................  22
Description of the Notes....................................................  26
Federal Income Tax Considerations...........................................  54

Selling Noteholder..........................................................  57
Plan of Distribution........................................................  57
Incorporation of Certain Documents by Reference.............................  58
Where You Can Find More Information.........................................  59
Legal Matters...............................................................  59
Experts.....................................................................  59

                               ----------------

   In this prospectus, we use: "dollars" and "$" to refer to United States dollars; and "C$" to refer to Canadian dollars.

                          FORWARD-LOOKING INFORMATION

   We have included in this prospectus "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These statements are statements other than historical information or statements of current condition, relate to future events, such as the development of our iPRIMUS.com business, and can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should," or "anticipates," or by the discussion of strategy. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements also may be included in, but are not limited to, various filings that we have made with the Securities and Exchange Commission, in press releases or in oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements include, without limitation, statements regarding future margin performance, customer retention capabilities, future revenues, strategy, pricing of services and rates of "on-net" traffic. We wish to caution the reader that the forward-looking statements referred to above involve predictions. We cannot give you any assurance that the future results will be achieved or that, if achieved, such results will be indicative of the results in subsequent periods. The inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that our operating expectations will be realized. Actual events or results may differ materially as a result of risks facing us as more fully described in the "Risk Factors" section of this prospectus. Such risks include those associated with:
  . changes in the telecommunications or Internet industry and the general economy;
  . the competition we face;
  . changes in service offerings;
  . our limited operating history, particularly our limited experience providing Internet and data services;
  . our entry into developing markets;
  . our ability to manage rapid growth, including successfully integrating our recently acquired businesses;
  . our ability to make acquisitions and strategic investments;
  . international operations;
  . our dependence on effective information and billing systems;
  . our ability to develop and manage our communications network; and . regulatory developments

   We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information in this prospectus. Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Primus Telecommunications Group, Incorporated and not the selling noteholder.

                                  THE COMPANY
Primus

   We are a full-service, facilities-based global communications company. We offer a portfolio of bundled international and domestic voice, data and Internet services to business and residential retail customers and other carriers located in the United States, Canada, the United Kingdom, continental Europe, Australia and Japan. We seek to capitalize on the increasing demand for high-quality international communications services which is being driven by the globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of global data and Internet traffic. Through our recently formed subsidiary, iPRIMUS.com, we target the market opportunity created by the Internet's rapid growth by providing network-based Internet and data communications services.

   We primarily target customers with significant international communications needs, including small- and medium-sized businesses, multinational corporations, ethnic residential customers and other carriers and resellers. We provide our approximately 1.7 million customers with a portfolio of competitively priced services, including:

    . International and domestic long distance services and private networks;

    . Prepaid and calling cards, toll-free services and reorigination services;

    . Local services in Australia, Canada, Puerto Rico and the United States
      Virgin Islands;

    . Dial-up, dedicated and high-speed Internet access;

    . Virtual private network services; and

    . Web hosting, data center co-location and e-commerce services in some of our principal service regions.

Competitive Strengths

   Our competitive strengths include (i) our established global network; (ii) our opportunistic entry in international markets; (iii) our strong base of retail customers; (iv) being well-positioned for aggressive expansion of Internet and data business; and (v) our experienced management team.

   Our objective is to become a leading global provider of international and domestic voice, data and Internet services. Key elements of our strategy to achieve this objective include:

    . Provide one-stop shopping for voice, data and Internet services;

    . Expand the reach and data capabilities of our global network;

    . Build base of retail customers with significant international communications usage;

    . Pursue early entry into selected deregulating markets; and

    . Grow through selected acquisitions, joint ventures and strategic investments.

Recent Developments
 Recently-Completed Offerings

   On October 15, 1999, we completed the sale of 8.0 million shares of common stock at $22.50 per share and $250 million of 12 3/4% senior notes due 2009. The net proceeds from these offerings, approximately

$411.7 million, will be used to fund capital expenditures to expand and enhance our communications network, to fund operating losses, and for working capital and other general corporate purposes, including possible acquisitions.

 Acquisitions of German ISPs

   In September 1999, we acquired TouchNet GmbH, a German Internet service provider (ISP) with a point of presence (POP) in Munich, Germany. Through this transaction, we acquired approximately 3,000 business customers in Germany. In May 1999, we acquired TCP/IP GmbH, which operates an Internet backbone in Germany with over 20 POPs nationwide.

 Digital Subscriber Line Agreement with Covad Communications

   On August 5, 1999, we entered into an agreement with Covad Communications, a leading broadband access provider, to offer digital subscriber line (DSL) services in the United States. The agreement will enable us to deliver high-speed Internet access and other integrated communications services using Covad's DSL technology to business and residential customers in major U.S. metropolitan markets. Under this agreement, we will also participate in joint marketing and advertising activities with Covad.

 Acquisition of Telegroup Retail Assets

   Effective June 1, 1999, we acquired the global retail business of Telegroup, Inc., including the acquisition of selected Telegroup foreign subsidiaries, which includes:

    . Approximately 372,000 retail customers located primarily in the United
      States, Europe and Australia;

    . Two carrier-grade switches, one located in the New York City area and one located in London, and approximately 20 programmable switching platforms and POPs located in the United States, Europe and Japan;

    . Telegroup's global network of sales agents and Web-based order-entry and provisioning system for agents; and

    . A global network operations center and call center.

 Acquisition of AT&T Canada Consumer Business

   On May 31, 1999, we purchased the residential long distance customer base of AT&T Canada and ACC Telenterprises. This acquisition included approximately 428,000 retail voice customers, including 28,000 residential Internet customers, customer support assets, and related POPs. As part of the acquisition, we entered into a strategic alliance with AT&T Canada whereby AT&T Canada agreed to provide us with, among other things, network services in Canada for up to five years as well as customer support services for 12 months.

 Global Crossing Capacity Purchase Agreements

   On May 24, 1999, we entered into capacity purchase agreements with Global Crossing Holdings Ltd. We agreed to purchase up to $50 million of fiber capacity from Global Crossing, and Global Crossing agreed to purchase up to $25 million of services on our global satellite network.

 Acquisition of London Telecom

   On March 31, 1999, we acquired London Telecom and the assets of certain related companies, which collectively provide domestic and international long distance services to approximately 162,000 residential and business customers in Canada.

                                ----------------

   As of October 21, 1999, our equity market capitalization was approximately $781.4 million, based upon a closing price of $21.25 per share and approximately 36,772,293 shares of common stock outstanding.

   Our executive offices are located at 1700 Old Meadow Road, McLean, Virginia 22102, and our telephone number is (703) 902-2800.

                                 THE OFFERING

Notes Offered..............  $45,467,000 in aggregate principal amount of 11
                             1/4% Senior Notes due 2009.

Maturity...................  January 15, 2009.

Interest Payment Dates.....  January 15 and July 15, commencing on July 15,
                             1999.

Ranking....................  The notes will rank senior in right of payment to any of our existing and future obligations that are expressly subordinated in right of payment to the notes and will rank pari passu in right of payment with all of our other existing and future senior unsecured obligations, including trade payables. Because we are a holding company that conducts our business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of any of our subsidiaries, including trade payables, will be structurally senior to the notes.

Optional Redemption........  We may redeem the notes at the redemption prices listed in "Description of Notes--Optional
                             Redemption" at any time on or after January 15, 2004. Before January 15, 2002, we may redeem up to 35% of the original principal amount of the notes at the redemption price listed in "Description of Notes--Optional Redemption" with the net cash proceeds of one or more public offerings.

Change of Control..........  If we experience a change of control, each holder of a note may require us to purchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Covenants..................  The indenture governing the notes limits our ability and that of our restricted subsidiaries to:

                                  .incur additional indebtedness,

                                  .issue preferred stock,

                                  .pay dividends or make other distributions,

                                  .repurchase capital stock or subordinated
                               indebtedness,

                                  .make certain other restricted payments,

                                  .create certain liens,

                                  .enter into certain transactions with
                               affiliates,

                                  .sell assets,

                                  .issue or sell capital stock of our
                               restricted subsidiaries, or

                                  .enter into certain mergers and
                               consolidations.

Registration Rights.........  Unless the registration of the notes would not be permitted by applicable law or Securities and Exchange Commission policy, we will

                                   (i) file the registration statement with the
                                Securities and Exchange Commission registering the resale by the selling noteholder of the notes. If we do not cause the registration statement to be declared effective by the Securities and Exchange Commission by October 28, 1999 (a Registration Default), additional cash interest (Liquidated Damages) shall accrue on the notes commencing upon the occurrence of such Registration Default in an amount equal to .50% per annum of the principal amount of notes. The amount of Liquidated Damages shall increase by an additional .50% per annum of the principal amount of notes with respect to each subsequent 90 day period (or portion thereof) until the Registration Default has been cured, up to a maximum rate of Liquidated Damages of 1.5% per annum of the principal amount of notes. Immediately upon the cure of the Registration Default, there shall be no further accrual of Liquidated Damages with respect to the notes; and

                                   (ii) pay any reasonable and customary
                                expense incurred by the selling noteholder in the sale of such notes in a private placement or brokered transaction pursuant to which all or substantially all of the notes are sold in one (or one series of) non-registered or registered transactions in accordance with the Securities Act and applicable state securities laws.

Use of Proceeds.............  We will not receive any proceeds from the sale by the selling noteholder of the notes offered in this prospectus.

                                ----------------

   For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" beginning on page 5.

                                  RISK FACTORS

   You should consider carefully the following risks, in addition to the other information contained elsewhere in this prospectus, in evaluating whether to purchase the notes.

Our high level of debt may adversely affect our financial and operating flexibility.

   We have substantial indebtedness. The indenture governing the notes limits, but does not prohibit, our incurrence of additional indebtedness and does not limit the amount of indebtedness that can be incurred to finance the cost of telecommunications equipment. We have recently incurred additional indebtedness, including in connection with our Telegroup acquisition. We expect that we will incur additional indebtedness in the future and our level of indebtedness could have important consequences to you, including the following:

  . any additional indebtedness could make it more difficult for us to make payments of interest on our outstanding debt, including the notes;

  . we may limit our ability to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

  . we must dedicate a substantial portion of our cash flow from operations, if any, to the payment of principal and interest on our indebtedness and this cash flow will not be available for our use elsewhere in our business;

  . our flexibility in planning for, or reacting to, changes in our business could be limited;

  . we may be at a competitive disadvantage because we are more highly leveraged than some of our competitors; and

  . we may be more vulnerable in the event of a downturn in our business if we have a high level of indebtedness.

   We must increase substantially our net cash flow in order to meet our debt service obligations and cannot assure you that we will be able to meet our debt service obligations, including our obligations under the notes. The holders of such indebtedness can accelerate the maturity of such indebtedness if there is a default and that could cause defaults under our other indebtedness. Such defaults could result in a default on the notes and could delay or preclude payments of interest or principal thereon.

We experienced historical, and will experience future, operating losses, negative cash flow from operations and net losses.

  Our net revenue growth in each of the last 17 quarters should not be considered to be indicative of future net revenue growth, if any. We expect to continue to incur operating losses and negative cash flow from operations as we expand our operations and build-out and upgrade our telecommunications network. We cannot assure you that our net revenue will grow or be sustained in future periods or that we will be able to achieve or sustain profitability or generate positive cash flow from operations in any future period. If we cannot achieve and sustain operating profitability or positive cash flow from operations, we may not be able to meet our debt service or working capital requirements, including our obligations with respect to the notes.

If we are unable to obtain additional financing, we may have to reduce the size of our expansion.

   We continually evaluate the expansion of our service offerings and plan to make further investments in and enhancements to our telecommunications network and in distribution channels. To fund these additional cash requirements, we anticipate that we will have to raise additional financing from public or private equity or debt sources. Additionally, we may be required to seek additional capital sooner than expected if:

  . our plans or assumptions change or are inaccurate, including with respect to the development of our telecommunications network, the expansion of our service offerings, the scope of our operations and our operating cash flow;

  .  we consummate additional investments or acquisitions;

  .  we experience unexpected costs or competitive pressures; or

  .  our existing cash and any other borrowings prove to be insufficient.

We have agreed in the indenture and certain other agreements governing our indebtedness to restrictive covenants that will affect, and in many respects will limit or prohibit significantly, our ability to incur additional indebtedness and to create liens. If we do raise additional funds through the incurrence of debt, we would likely become subject to additional restrictive financial covenants. If we are unable to obtain additional capital at all or on acceptable terms, we may be required to reduce the scope of our expansion, including the expansion of iPRIMUS.com, which could adversely affect our business prospects and our ability to compete. We cannot assure you that we will be able to raise equity capital, obtain capital lease or bank financing or incur other borrowings on commercially reasonable terms, if at all, to fund any such expansion or otherwise.

We may not be able to pay interest and principal on the notes if we do not receive distributions from our subsidiaries.

   We are a holding company and our principal assets are the stock of our operating subsidiaries. Dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, and our own credit arrangements, are our sources of funds to meet our cash needs, including the payment of expenses and principal and interest on the notes. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due with respect to the notes or to make funds available to us. Our subsidiaries will not guarantee the notes. Many of our subsidiaries are organized in jurisdictions outside the United States. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of various credit arrangements entered into by them, as well as statutory and other legal restrictions. Additionally, payments from our subsidiaries may result in adverse tax consequences. If we do not receive dividends, distributions and other payments from our subsidiaries, we would be restricted in our ability to pay interest and principal on the notes and on our ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

Our holding company structure may limit your recourse to our assets.

   Creditors of the holding company, including the holders of the notes, and the holding company itself generally will have subordinate claims against the assets of a particular subsidiary as compared to the creditors of such subsidiary. Accordingly, the notes will be subordinated structurally to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables. Our right to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the notes to participate in those assets) will be subordinated structurally to the claims of such subsidiary's creditors. However, if the holding company itself is recognized as a creditor, its claims would be subordinate to any secured indebtedness of such subsidiary and any indebtedness of such subsidiary that is senior to the holding company's claims. In addition, holders of our secured indebtedness have a claim on the assets securing such indebtedness that is prior to the claim of the holders of the notes and would have a claim that is pari passu with the claim of the holders of the notes to the extent such security did not satisfy such indebtedness. We have no significant assets other than the stock of our subsidiaries. If we were to enter into a bank credit facility or similar arrangement, we expect that the stock of the subsidiaries would be pledged to secure any such credit facility or arrangement.

We may enter new markets or businesses where we have limited or no operating experience.

   We have limited experience in operating our business. Our company was founded in February 1994 and began generating operating revenues in March 1995. We intend to enter additional markets or businesses, including offering Internet services, where we have limited or no operating experience. Accordingly, we cannot assure you that our future operations will generate operating or net income, and you must consider our prospects in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry.

We cannot assure you that our Internet and data business will be successful.

   We have recently begun targeting businesses and residential customers for Internet and data services through our newly formed subsidiary, iPRIMUS.com, and other recently acquired ISPs. We intend to expand our offering of data and Internet services worldwide and we anticipate offering a full-range of Internet protocol-based data and voice communications over our existing global network infrastructure. We have limited experience in the Internet business and cannot assure you that we will successfully establish or expand the business. Currently, we only provide Internet services to business and residential customers in Australia, Canada and Germany, and offer Internet transmission services in the Indian Ocean/Southeast Asia regions through our satellite earth station in London.

   The market for Internet connectivity and related services is extremely competitive. Our primary competitors include other ISPs that have a significant national or international presence. Many of these carriers have substantially greater resources, capital and operational experience than we do. We also expect we will experience increased competition from traditional telecommunications carriers that expand into the market for Internet services. In addition, we will require substantial additional capital to make investments in our Internet operations and we may not be able to obtain that capital on favorable terms or at all.

   Further, even if we are able to establish and expand our Internet business, we will face numerous risks that may adversely affect the operations of our Internet business. These risks include:

  . competition in the market for Internet services;

  . our limited operating history as an ISP;

  . our ability to adapt and react to rapid changes in technology related to our Internet business;

  . uncertainty relating to the continuation of the adoption of the Internet as a medium of commerce and communications;

  . vulnerability to unauthorized access, computer viruses and other disruptive problems due to the accidental or intentional actions of others;

  . adverse regulatory developments;

  . the potential liability for information disseminated over our network;
    and

  . our need to manage the growth of our Internet business, including the need to enter into agreements with other providers of infrastructure capacity and equipment and to acquire other ISPs and Internet- related businesses on acceptable terms.

We must complete our network, operate it efficiently and generate additional traffic.

   Our long-term success is dependent upon our ability to design, implement, operate, manage and maintain our communications network, and our ability to generate and move traffic onto the network. We have incurred additional fixed operating costs due to our acquisition of telecommunications equipment and other assets of TresCom, London Telecom, AT&T Canada and ACC Telenterprises and Telegroup. We will incur additional fixed operating costs as we further expand our network. These costs typically are in excess of the revenue attributable to the transmission capacity funded by such costs until we generate additional traffic volume for such capacity. We cannot guarantee that we will generate sufficient traffic to utilize economically our capacity or that we can complete our network in a timely manner or operate it efficiently. We also intend to expand our network as more countries deregulate their telecommunications industries. We cannot guarantee that we will be able to obtain the required licenses or purchase the necessary equipment on favorable terms or, if we do, that we will be able to develop successfully our network in those countries.

We must manage our development and rapid growth effectively.

   Our continued growth and expansion places a significant strain on our management, operational and financial resources, and increases demands on our systems and controls. We continue to add switches and fiber optic cable and to expand our operations. We have expanded our retail operations through our recent acquisitions of TresCom, London Telecom, the consumer business of AT&T Canada, the residential long distance business of ACC Telenterprises and the retail business of Telegroup. We have also recently acquired several ISPs and created iPRIMUS.com, our subsidiary through which we intend to operate our Internet and data businesses. To manage our growth effectively, we must continue to implement and improve our operational and financial systems and controls, purchase and utilize other transmission facilities, and expand, train and manage our employee base. If we inaccurately forecast the movement of traffic onto our network, we could have insufficient or excessive transmission facilities and disproportionate fixed expenses. We cannot guarantee that we will be able to develop further our facilities-based network or expand at the rate presently planned, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As we proceed with our development, we will place additional demands on our customer support, billing and management information systems, on our support, sales and marketing and administrative resources and on our network infrastructure. We cannot guarantee that our operating and financial control systems and infrastructure will be adequate to maintain and manage effectively our future growth.

We may not successfully integrate our recent acquisitions and we may not successfully complete or integrate future acquisitions.

   A key element of our business strategy is to acquire or make strategic investments in complementary assets and businesses, and a major portion of our growth in recent years is as a result of such acquisitions. Acquisitions, including our recent TresCom, London Telecom, AT&T Canada, ACC Telenterprises, Telegroup, GlobalServe and TCP/IP acquisitions, and strategic investments involve financial and operational risks. We may incur indebtedness in order to effect an acquisition and will need to service that indebtedness. An acquisition may not provide the benefits originally anticipated while we continue to incur operating expenses. There may be difficulty in integrating the service offerings, distribution channels and networks gained through acquisitions and strategic investments with our own. In a strategic investment where we acquire a minority interest in a company, we may lack control over the operations and strategy of the business, and we cannot guarantee that such lack of control will not interfere with the integration of services and distribution channels of the business with our own. Although we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, such unexpected liabilities nevertheless may accompany such strategic investments and acquisitions. We cannot guarantee that we successfully will:

  .  identify attractive acquisition and strategic investment candidates;

  .  complete and finance additional acquisitions on favorable terms; or

  .  integrate the acquired businesses or assets into our own.

   We cannot guarantee that the integration of our business with any acquired company's business, including the businesses of TresCom, London Telecom, AT&T Canada and ACC Telenterprises, Telegroup, GlobalServe and TCP/IP, will be accomplished smoothly or successfully, if at all. If we encounter significant difficulties in the integration of the existing services or technologies or the development of new technologies, resources could be diverted from new service development, and delays in new service introductions could occur. We cannot guarantee that we will be able to take full advantage of the combined sales forces' efforts. Successful integration of operations and technologies requires the dedication of management and other personnel which may distract their attention from our day-to-day business, the development or acquisition of new technologies, and the pursuit of other business acquisition opportunities.

We experience intense domestic and international competition.

   The long distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. The industry has relatively limited barriers to entry in the more deregulated countries with numerous entities competing for the same customers. Customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. We believe that competition in all of our markets is likely to increase and that competition in non-United States markets is likely to become more similar to competition in the United States market over time as the non-United States markets continue to experience deregulatory influences. Further deregulation in other countries such as Canada, the United Kingdom, Germany and Japan, could result in greater competition in telecommunications services offered in these countries. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. We compete primarily on the basis of price, particularly with respect to our sales to other carriers, and also on the basis of customer service and our ability to provide a variety of telecommunications products and services. Prices for long distance calls in several of the markets in which we compete have declined in recent years and are likely to continue to decrease. We cannot guarantee that we will be able to compete successfully in the future.

   Many of our competitors are significantly larger than we, and many of our competitors have:

    .  substantially greater financial, technical and marketing resources;

    .  larger networks;

    .  a broader portfolio of services;

    .  controlled transmission lines;

    .  stronger name recognition and customer loyalty; and

    .  long-standing relationships with our target customers.

In addition, many of our competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Several long distance carriers in the United States, including most recently, AT&T, MCI/WorldCom and Sprint, have introduced pricing strategies that provide for fixed, low rates for calls within the United States. If this strategy is adopted widely, it could have an adverse effect on our results of operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. Our competitors include, among others: AT&T Corp., MCI/WorldCom, Sprint Corp., Frontier Communications Services, Inc., Pacific Gateway Exchange, Inc. and Qwest Communications International, Inc. in the United States; Telstra, Optus Communications Pty. Limited, AAPT, WorldxChange and GlobalOne in Australia; British Telecommunications plc., Cable and Wireless Communications, AT&T, MCI/WorldCom, GlobalOne, ACC Corporation, Colt Telecom, Energis, GTS/Esprit Telecom Group, and RSL Communications in the United Kingdom; Deutsche Telekom, O.tel.o Communications, Mannesmann ARCOR, Colt, MCI/WorldCom, and RSL Communications in Germany; Stentor and Sprint Canada in Canada; Telmex, the other PTTs in Latin America, AT&T, MCI/WorldCom and Sprint in Latin America; Kokusai Denshin Denwa Co., Ltd. (KDD), Nippon Telegraph and Telephone Corporation, Japan Telecom, IDC and a number of second tier carriers such as Cable & Wireless, MCI/WorldCom and ATNet in Japan.

   Recent and pending deregulation in various countries may encourage new entrants to compete, including Internet service providers, cable television companies and utilities. For example, the United States and 68 other countries have committed to open their telecommunications markets to competition pursuant to an agreement under the World Trade Organization which began on January 1, 1998. Further, in the United States once certain conditions are met under the United States Telecommunications Act of 1996, the regional bell operating companies will be allowed to enter the domestic long distance market, AT&T, MCI/WorldCom and other long distance carriers will be allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, will be allowed to enter both the local service and long distance telecommunications markets. In addition, we could experience additional competition in the Australian market from newly licensed telecommunications carriers with the ongoing deregulation of the Australian telecommunications market and the granting of additional carrier licenses.

A deterioration in our relationships with facilities-based carriers could have a material adverse effect on us.

   We primarily connect our customers' telephone calls through transmission lines that we lease under a variety of arrangements with other facilities-based long distance carriers. Many of these carriers are, or may become, our competitors. Our ability to maintain and expand our business is dependent upon whether we continue to maintain favorable relationships with the facilities-based carriers from which we lease transmission lines. If our relationship with one or more of these carriers were to deteriorate or terminate, it could have a material adverse effect upon our cost structure, service quality, network diversity, results of operations and financial condition. Moreover, we lease transmission lines from some vendors that currently are subject to tariff controls and other price constraints which in the future may be changed.

Uncertainties and risks associated with international markets could adversely impact our international operations.

   A key element of our business strategy is to expand in international markets. In many international markets, the existing incumbent carrier has certain advantages, including:

  .  controlling access to the local networks;

  .  enjoying better brand recognition and brand and customer loyalty; and

  . having significant operational economies, including a larger backbone network and more foreign carrier agreements with other incumbent carriers and other service providers.

Moreover, the incumbent carrier may take many months to allow competitors to interconnect to its switches. To achieve our objective of pursuing growth opportunities in international markets, we may have to make significant investments for an extended period before returns, if any, on such investments are realized. In addition, we cannot guarantee that we will be able to obtain the permits and operating licenses required by us to:

  .  operate our own transmission facilities or switches;

  .  obtain access to local transmission facilities; or

  .  market, sell and deliver competitive services in these markets.

In addition, such permits and operating licenses, if we obtain them, may not be obtained in the time frame that we currently contemplate.

   There are additional risks inherent in doing business on an international level which could materially and adversely impact our international operations. These risks include:

  . unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  problems in collecting accounts receivable;

  .  political risks;

  .  fluctuations in currency exchange rates;

  . foreign exchange controls which restrict or prohibit repatriation of funds;

  .  technology export and import restrictions or prohibitions;

  .  delays from customs brokers or government agencies;

  . seasonal reductions in business activity during the summer months and holiday periods; and

  . potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

A significant portion of our net revenue and expenses is denominated, and is expected to continue to be denominated, in currencies other than United States dollars. Changes in exchange rates may have a significant effect on our results of operations. Historically, we have not engaged in hedging transactions, and currently do not contemplate engaging in hedging transactions to mitigate foreign exchange risk.

   On January 1, 1999, 11 member countries of the European Union established fixed conversion rates between their national currencies and the "euro". At that time, the euro began trading on currency exchanges and became usable for non-cash transactions. However, traditional currencies will continue to be used until at least January 1, 2002. Given the extent of our current and expected services in continental Europe and the nature of those services, we currently do not expect euro conversion to have a material impact on operations or cash flows. However, uncertainties exist as to the effects of euro conversion on certain European customers and on the economies of the participating countries. Euro conversion also will cause a better ability to compare prices in different countries which may negatively impact pricing strategies in different participating countries. We plan to continue to evaluate the impact of euro conversion on our computer and financial systems, business processes, market risk and price competition.

Malfunctions in our existing information systems or delays in implementing new ones could adversely affect us.

   To bill our customers, we must record and process massive amounts of data quickly and accurately. We believe that our management information system will have to grow as our business expands and it will have to change as new technological developments occur. We believe that the successful implementation and integration of new information systems and backroom support will be important to our ability to:

  .  develop and grow our business;

  .  monitor and control costs;

  .  bill our customers accurately and in a timely fashion; and

  .  achieve operating efficiencies.

We cannot guarantee that we will avoid delays or cost-overruns, and we may suffer adverse consequences in implementing these systems. Any such delay or other malfunction of our management information systems could have a material adverse effect on our business, financial condition and results of operations.

We must modify our systems to be Year 2000 ready.

   In 1998, we began a comprehensive inventory and Year 2000 assessment of our principal computer systems, network elements, software applications and other business systems throughout the world. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of our systems, elements or applications that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in improperly routed traffic, a major system failure or miscalculations in invoices. We have completed our inventory assessment and have begun repairing or replacing the most critical items that we have determined not to be Year 2000 ready. We expect to complete the repair, replacement, testing and certification of substantially all non-ready network elements by the middle of the fourth quarter 1999. We are using both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 readiness. In addition, we are contacting third party suppliers of major equipment, software, systems and services that we use to identify and, to the extent possible, to resolve issues involving Year 2000 readiness. However, we have limited or no control over the actions of these third party suppliers. Consequently, we cannot guarantee that these suppliers will resolve any or all Year 2000 issues before the occurrence of a material disruption to our business or any of our customers.

   We expect to incur in the aggregate approximately $1 to $3 million in expenditures during 1999 to complete our Year 2000 readiness program. These estimates do not include the cost of systems, software and equipment that are being replaced or upgraded in the normal course of business. The costs of modifying our network elements, software and systems for Year 2000 readiness are being funded from existing cash resources. If we do not achieve readiness prior to December 31, 1999, or if we fail to identify and remedy all critical Year 2000 problems, our results of operations or financial condition could be materially and adversely affected. We have determined that non-ready network elements and systems may result in improperly routed traffic and that non-ready, non-network systems may result in errors in customer billing and accounting records. We may also be adversely affected by general economic disruptions caused by the Year 2000 issue even in circumstances where our systems and the systems of our customers are Year 2000 ready. We have begun to develop appropriate contingency plans to mitigate, to the extent possible, any significant Year 2000 non-readiness. If we are required to implement our contingency plans, the cost of Year 2000 readiness may be greater than the amount referenced above and cannot guarantee that these plans will be adequate.

Rapid changes in the telecommunications industry could adversely affect our competitiveness and our financial results.

   The international telecommunications industry is changing rapidly due to:

  .  deregulation;

  .  privatization of incumbent carriers;

  .  technological improvements;

  .  expansion of telecommunications infrastructure; and

  .  the globalization of the world's economies.

In addition, deregulation in any particular market may cause such market to shift unpredictably. We cannot guarantee that we will be able to compete effectively or adjust our contemplated plan of development to meet changing market conditions.

   The telecommunications industry generally is experiencing a rapid technological evolution. New products and service offerings are being introduced. Satellite and undersea cable transmission capacity is increasingly available for services similar to those we provide. Potential developments that could affect us adversely if we do not anticipate them or appropriately respond to them include:

  .  improvements in transmission equipment;

  . development of switching technology allowing voice/data/video multimedia transmission simultaneously; and

  . commercial availability of competitively-priced Internet-based domestic and international switched voice/data/video services.

Our profitability will depend on our ability to anticipate, assess and adapt to rapid technological changes and our ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. We cannot guarantee that we will be able to assess or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms.

Natural disasters could adversely affect our business.

   Many of the geographic areas where we conduct our business may be affected by natural disasters, including hurricanes and tropical storms. Hurricanes, tropical storms and other natural disasters could have a material adverse effect on our business by damaging our network facilities or curtailing telephone traffic as a result of the effects of such events, such as destruction of homes and businesses.

The loss of our key personnel could significantly impact us.

   We depend upon the efforts of our management team and our key technical, marketing and sales personnel, particularly those of K. Paul Singh, our Chairman and Chief Executive Officer. If we lose the services of one or more of these key individuals, particularly Mr. Singh, our business and its future prospects could be materially and adversely affected. We have entered into an employment agreement with Mr. Singh, which continues until May 30, 2000, and from year to year thereafter unless terminated. We do not maintain any key person life insurance on the lives of any officer, director or key employee. Our future success will also depend on our ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of our business. The competition to hire qualified employees and personnel in the telecommunications and Internet industries is intense, particularly in non-U.S. markets, and there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. We cannot guarantee that we will be successful in attracting and retaining such executives and personnel.

We are subject to potential adverse effects of regulation.

   Regulation of the telecommunications industry is changing rapidly, both domestically and internationally. Although we believe that deregulation efforts will create opportunities for us, they also present risks, which could have a material adverse effect on our business.

   As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Future regulatory, judicial, legislative and government policy changes may have a material adverse effect on us and domestic or international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations, and therefore may have a material adverse impact on our competitive position, growth and financial performance.

   In the United States, regulatory considerations that affect or limit our business include the following:

    . The recent trend in the United States toward reduced regulation has given AT&T, the largest international and domestic long distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as us;

    . Any failure to maintain proper federal and state tariffs or certification, or any finding by the federal or state agencies that we are not operating under permissible terms and conditions, may result in an enforcement action or investigation;

    . Under new FCC rules, local exchange carriers will be permitted to allow certain volume discounts in the pricing of access charges, which may place many long distance carriers, including us, at a significant cost disadvantage to larger competitors. The FCC may amend its rules to require us to contribute to universal service funds based on foreign revenues as well as domestic revenues; currently, the FCC only requires such contribution based on domestic revenues; and

    . To the extent that the FCC finds that the International Settlements Policy still applies to us, the FCC could find that, absent a waiver, certain terms of our foreign carrier agreements do not meet the requirements of the International Settlements Policy. The FCC could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the International Settlements Policy.

   In Canada, regulatory considerations that affect or limit our business include the following:

    . The Canadian Radio-television and Telecommunications Commission is currently conducting an examination of its international services contribution regime in light of its recent decision to move from a per circuit to a per minute contribution charge arrangement. We cannot assure you that the new regulatory framework, once implemented in Canada, will allow us to compete effectively in offering telecommunications services.

   In Australia, regulatory considerations that affect or limit our business include the following:

    . Carriers must meet the universal service obligation to assist in providing all Australians, particularly those living in remote areas, with reasonable access to standard telephone services. The Australian Communications Authority could make an assessment of a universal service levy that would be material or the Australian government could legislate universal service obligations that would be material.

   In Europe, regulatory considerations that affect or limit our business include the following:

    . A change in regulatory policy in Germany has taken place which requires us to invest in additional points of presence and transmission lines in order to continue to receive the lowest available interconnection rates. Growth of operations also requires adding additional interconnection lines. However, the cumulative demand for additional points of interconnection and interconnection lines by all alternative carriers has created a severe order backlog with Deutsche Telekom. The regulatory authority has generally declined to force Deutsche Telekom to supply our orders of points of interconnection and interconnection lines within a certain supply period. Deutsche Telekom has not yet supplied our orders and has delayed supply of some orders contrary to its contractual obligations. Our capacity will be severely restricted until these orders are fulfilled. RegTP has so far denied action on the late or even delayed supply of interconnection points and lines by Deutsche Telekom which may severely affect our business as we may not be able to meet customer demand;

    . In Germany, we are subject to numerous regulatory requirements when we operate under our license, including the requirement that we present our standard terms and conditions to German regulators and possibly that we contribute to universal service mechanisms; and

    . Deutsche Telekom has exercised its option to terminate its current interconnection agreement with us as of the end of 1999 and has asked that renegotiations be commenced. Deutsche Telekom has at the same time presented us with a new draft interconnection agreement containing terms less favorable to us than in the current agreement, including, higher interconnection fees; higher resale fees for certain interconnecting calls; and minimum traffic volume requirements. Most of these new terms have not been accepted by the German telecommunications regulatory authority for the period of the current interconnection regime until the end of 1999. The same terms may, however, be introduced under the new interconnection regime as of the year 2000 and may then adversely affect our business. The first interconnection agreement signed to cover the year 2000 and beyond, however, reduced interconnection tariffs substantially. Its other terms and conditions are unknown and non-discrimination between large and smaller carriers like ourselves will, thus, become a serious issue. Whether or not non-discrimination can be ensured with respect to all terms and conditions and in a timely fashion will severely impact our business.

   In Japan, there can be no guarantee that the Japanese regulatory environment will allow us to provide services in Japan at competitive rates.

   In other jurisdictions regulatory considerations that affect or limit our business include the following:

    . In countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the World Trade Organization Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive our entry into such additional markets; and

    . In some countries, regulators may make subjective judgments in awarding licenses and permits, and we may be excluded from such markets without any legal recourse. If we are able to gain entry into such a market, we cannot assure you that we will be able to provide a full range of services in such market. In addition, we may have to modify significantly our operations to comply with changes in the regulatory environment in such markets.

A group of our stockholders could exercise significant influence over our affairs.

   As of October 15, 1999, our executive officers and directors beneficially owned approximately 26.2%, or 9,947,973 shares, of our common stock. The executive officers and directors also have been granted options to purchase an additional 590,003 shares of our common stock which vest after October 15, 1999. Of these amounts, Mr. K. Paul Singh, our Chairman and Chief Executive Officer, beneficially owns 4,762,371 shares of our common stock, including options to purchase 371,433 shares of our common stock. Investors affiliated with E.M. Warburg, Pincus & Co., LLC beneficially own 3,875,689 shares of our common stock. As a result, the executive officers, directors and Warburg, Pincus exercise significant influence over such matters as the election of our directors, amendments to our charter, other fundamental corporate transactions such as mergers and asset sales, and otherwise the direction of our business and affairs. Additionally, under the terms of a shareholders' agreement among Warburg, Pincus, Mr. Singh and us, entered into in connection with our merger with TresCom, we agreed to nominate one individual selected by Warburg, Pincus and reasonably acceptable to our non-employee directors, to serve as a member of our board of directors. This nomination right remains effective so long as Warburg, Pincus is the beneficial owner of 10% or more of our outstanding common stock. In June 1998, Douglas Karp joined our board of directors pursuant to the foregoing arrangement.

There Could Be No Market for the Notes

   Prior to this offering, only a limited public market has existed for the notes. We do not intend to list the new notes on any national securities exchange or to seek to have them admitted to trade on The Nasdaq Stock Market. We cannot guarantee that an active public or other market will develop for the notes. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. If a market for the notes develops, it may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including prevailing interest rates, our results of operations and the market for similar securities. The price at which holders of the notes will be able to sell such notes is not assured and the notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other facts, including our financial condition, the notes may trade at a discount from their principal amount.

   The liquidity of, and trading market for, the notes may be adversely affected by declines in the market for the 1997 senior notes, the 1998 senior notes, the $200 million of senior notes issued on January 29, 1999, and the $250 million of senior notes issued on October 15, 1999, by changes in the overall markets for similar securities issued by other companies, and by changes in our financial performance or prospects or prospects for companies in our industry generally.

                                USE OF PROCEEDS

   All of the net proceeds from the sale of the notes will go to the selling noteholder. Accordingly, we will not receive any proceeds from the sale of the notes.

                                  THE COMPANY

Primus

   We are a full-service, facilities-based global communications company. We offer a portfolio of bundled international and domestic voice, data and Internet services to business and residential retail customers and other carriers located in the United States, Canada, the United Kingdom, continental Europe, Australia and Japan. We seek to capitalize on the increasing demand for high-quality international communications services which is being driven by the globalization of the world's economies, the worldwide trend toward telecommunications deregulation and the growth of data and Internet traffic.

   We primarily target customers with significant international long distance usage, including small- and medium-sized businesses, multinational corporations, ethnic residential customers and other telecommunications carriers and resellers. We provide our approximately 1.7 million customers with a portfolio of competitively priced services, including:

     .International and domestic long distance services and private networks;

     .Prepaid and calling cards, toll-free services and reorigination services; and

     .Local services in Australia, Canada, Puerto Rico and the United States Virgin Islands.

Through our newly formed subsidiary, iPRIMUS.com, we target business and residential customers for data and Internet services, including dial-up, dedicated and high-speed Internet access, virtual private networks, Web hosting, data center co-location, e-commerce services and other data services.

Competitive Strengths

 Established Global Network

   Our worldwide network includes:

    . 19 carrier-grade switches, consisting of 15 international gateway switches (nine in North America, four in Europe and two in the Asia-Pacific region) and four domestic switches in Australia;

    . More than 100 POPs and Internet access nodes in additional markets within our principal service regions worldwide;

    . Ownership interests in 23 operational undersea fiber optic cable systems connecting 29 countries, as well as interests in eight additional undersea fiber optic cable systems currently under construction; and

    . A satellite earth station in London to carry Internet and data traffic to and from the Indian Ocean/Southeast Asia region.

 Opportunistic Entry in International Markets

   We are building our global communications business by entering selected deregulating markets that we believe present immediate market opportunities. For example, we expect our recent Telegroup acquisition and our recent acquisitions in Canada to enable us to capitalize on the growth and profit potential that we anticipate in Europe and Canada due to recent deregulation in those regions.

 Strong Base of Retail Customers

   Through a program of internal growth and acquisitions, we have increased our customer base to approximately 1.7 million business and residential customers. This compares with 175,000 customers as of December 31, 1997 and 447,000 customers as of December 31, 1998. We expect this increase in retail customers to continue as we expand our ability to offer our customers voice, data and Internet services on a bundled basis. We believe that our ability to increase our retail customers has been and will continue to be important because we generally realize a higher gross margin as a percentage of net revenue from these customers compared to carrier customers.

 Well-Positioned for Aggressive Expansion of Internet and Data Business

   We believe that our existing marketing channels and global network infrastructure position us to grow our Internet and data business. We now provide Internet access and data services to business and residential customers in Australia, Canada and Germany. We recently acquired a number of ISPs worldwide, including GlobalServe Communications, Ltd., a leading ISP in Canada, the remaining interest in HotKey Internet Services Pty. Ltd., an Australian ISP, that we did not previously own, and two German ISPs, TCP/IP, which operates an Internet backbone in Germany with over 20 POPs nationwide, and TouchNet. With our satellite earth station in London, we also offer Internet transmission services to and from the Indian Ocean/Southeast Asia region. We intend to deploy additional satellite earth stations to serve Latin America and the Pacific Rim.

   We intend to invest in a U.S. Internet backbone network and an overlay to our existing network architecture. This will enable us to carry Internet and data traffic for our business, residential, carrier and ISP customers. This network overlay will use packet switched technology, which includes Internet protocol and asynchronous transfer mode (ATM), in addition to traditional circuit switched voice traffic. Packet switched technology will enable us to transport voice and data traffic compressed as "packets" over circuits shared simultaneously by several users. This network investment will allow us to use our existing network infrastructure to offer to existing and new customers a full range of data and voice communications services, including, in selected geographic areas, dial-up and dedicated Internet access, Web hosting, managed virtual private network services, and ATM and frame relay data services. Our commitment and ability to provide reliable, carrier-grade voice, data and Internet communications over our global network on a standard platform recently enabled us to qualify as a Cisco powered network.

 Experienced Management Team

   Our management team is composed of a strong base of professionals with extensive expertise in the communications industry. We deploy our managers to key geographic regions in an effort to help ensure that our network expansion is implemented efficiently and our acquisitions are integrated successfully.

Our Business Strategy

   Our objective is to become a leading global provider of international and domestic voice, data and Internet services. Key elements of our strategy to achieve this objective include:

  . Provide One-Stop Shopping for Voice, Data and Internet Services: We offer in selected markets, and intend to offer our customers in each of the markets we serve, a portfolio of bundled voice, data and Internet services. We typically enter international markets in the early stages of deregulation by initially offering international long distance voice services and subsequently expanding our portfolio of offerings to include Internet access and data services. For example, through our recent acquisitions in Canada, we now offer our business and residential customers a comprehensive array of voice services, including international and domestic long distance, as well as Internet access and enhanced services, including Internet roaming and Web hosting. By bundling our traditional voice services with data and Internet services, we believe that we will attract and retain a strong base of retail customers, which are traditionally the highest margin communications customers.

  . Expand the Reach and Data Capabilities of Our Global Network: Through the geographic expansion of our global network, we expect to be able to increase the amount of our on-net traffic and thereby continue to reduce transmission costs and operating costs as a percentage of revenue, improve gross margins, reduce reliance on other carriers, and improve service reliability. In addition, we are planning investments in our network that will enable us to provide a full range of ATM, frame relay and Internet protocol-based data and voice communications over our existing network infrastructure. Our commitment and ability to provide reliable, carrier-grade voice, data and Internet communications over our global network on a standard platform recently enabled us to qualify as a Cisco powered network. In addition, through our satellite earth station in London, we currently offer Internet and data transmission services in the Indian Ocean/Southeast Asia region. Our target satellite customers are PTTs, other communications carriers, ISPs and multinational corporations in developing countries. We plan to replicate this strategy by offering Internet and data services in Latin America and the Pacific Rim through the addition of four satellite earth stations, two on each of the east and west coasts of the United States.

  . Build Base of Retail Customers with Significant International
    Communications Usage: We are focused on building a retail customer base with significant demand for international voice, data and Internet services. These customers typically include small- and medium-sized businesses, multinational corporations, and ethnic residential customers. Our strategic focus on retail customers reflects that we generally realize a higher gross margin as a percentage of net revenue from these customers compared to carrier customers. By offering high quality services at competitive prices through experienced sales and service representatives and bundling a comprehensive portfolio of communications services, we intend to further broaden our retail base.

  . Pursue Early Entry Into Selected Deregulating Markets: We seek to be an early entrant into selected deregulating communications markets worldwide where we believe there is significant demand for voice, data and Internet services as well as substantial growth and profit potential. We believe that early entry into deregulating markets provides us with competitive advantages as we develop sales channels, establish a customer base, hire personnel experienced in the local communications industry and achieve name recognition prior to a large number of competitors entering these markets. We intend to concentrate our immediate expansion plans in those markets that are more economically stable and are experiencing more rapid deregulation, such as continental Europe and Canada. Subsequently, we plan to expand in additional markets, including Japan, other parts of the Asia-Pacific region and Latin America.

  . Grow Through Selected Acquisitions, Joint Ventures and Strategic
    Investments: As part of our business strategy, we frequently evaluate potential acquisitions, joint ventures and strategic investments with companies in the voice, data and Internet businesses. We view acquisitions, joint ventures and strategic investments as a means to enter additional markets, add new products and market segments (e.g., DSL and Web hosting), expand our operations within existing markets, and generally accelerate the growth of our customer and revenue base. We target voice and data service providers, ISPs and Web hosting companies with an established customer base, complementary operations, telecommunications licenses, experienced management or network facilities in our target markets. In particular, we anticipate that we will make additional investments in or acquisitions of ISPs and other Internet-related and data service businesses worldwide.

Recent Developments

 Recently-Completed Offerings

   On October 15, 1999, we completed the sale of 8.0 million shares of common stock at $22.50 per share and $250 million of 12 3/4% senior notes due 2009. The net proceeds from these offerings, approximately $411.7 million, will be used to fund capital expenditures to expand and enhance our communications network, to fund operating losses, and for working capital and other general corporate purposes, including possible acquisitions.

 Digital Subscriber Line Agreement with Covad Communications

   On August 5, 1999, we entered into an agreement with Covad Communications, a leading broadband access provider, to offer DSL services in the United States. DSL technology allows for secure high-speed

Internet access using the existing copper phone wires found in nearly every home and business today. Once installed, the high-speed DSL connection is secure and is "always on," removing the need to dial-in each time a user wants to connect to the Internet. The agreement will enable us to deliver high-speed Internet access and other integrated communications services using Covad's DSL technology to business and residential customers in major U.S. metropolitan markets. Under this agreement, we will also participate in joint marketing and advertising activities with Covad.

 Acquisition of Telegroup Retail Assets

   On June 30, 1999 and effective as of June 1, 1999, we acquired the global retail business of Telegroup, including the acquisition of selected Telegroup foreign subsidiaries, which includes:

  . Approximately 372,000 retail customers located primarily in the United States, Europe and Canada;

  . Two carrier grade switches, one located in the New York City area and one located in London;

  . Approximately 20 programmable switching platforms and POPs located in the United States, Europe and Japan;

  .  Telegroup's global network of sales agents;

  .  A Web-based order-entry and provisioning system for agents; and

  .  A global network operations center and call center.

   We paid the $71.8 million purchase price, plus $22.2 million for certain current assets, by issuing $45.5 million in aggregate principal amount of our 11 1/4% senior notes due 2009 and by issuing a $4.6 million short-term promissory note and paying the remainder in cash. The purchase price is subject to adjustment. The acquisition had an effective date of June 1, 1999 such that the financial results of the acquired business have been included in the Company's results beginning June 1, 1999.

 Acquisition of AT&T Canada Consumer Business

   On May 31, 1999, we purchased the residential long distance customer base and customer support assets and residential Internet customers and network of AT&T Canada and ACC Telenterprises for a purchase price of C$54.1 million (C$40.7 million in cash and C$13.4 million in debt). We also entered into a strategic alliance pursuant to which AT&T Canada agreed to:

  .  provide us with underlying network services in Canada for five years;

  .  provide Canadian domestic termination for our global customers;

  . provide customer support services to the customer base transferred to us for up to twelve months after the purchase; and

  .  license to us its bill face for six months after the purchase.

We intend to integrate the assets and residential long distance customer base of AT&T Canada and ACC Telenterprises into Primus Canada, our wholly-owned operating subsidiary in Canada. With this transaction, we acquired approximately 428,000 retail voice customers, including 28,000 residential Internet customers, customer support assets, and related POPs.

 Internet and Data Services

   In May 1999, we organized our Internet and data services business to be operated by our new subsidiary, iPRIMUS.com, which will provide services in some of the markets where we operate. We expect that we will use our existing global network infrastructure to offer a full range of Internet Protocol-based data and voice communications services. In February 1999, we acquired Globalserve Communications, a leading ISP in

Canada, and we acquired the remaining 40% interest in Hotkey Internet Services that we did not previously own. We also recently acquired two German ISPs, TCP/IP, which operates an Internet backbone in Germany with over 20 POPs nationwide, and TouchNet. As a result of these acquisitions, we are now providing Internet services to business and residential customers in Australia, Canada and Germany. With our satellite earth station in London, we offer Internet transmission services in the Indian Ocean/Southeast Asia region. We intend to deploy additional satellite earth stations to service Latin America and the Pacific Rim. Our commitment and ability to provide voice, data and Internet communications over our global integrated communications network enabled us to qualify as a Cisco-powered network.

 Global Crossing Capacity Purchase Agreements

   On May 24, 1999, we entered into capacity purchase agreements with Global Crossing Holdings Ltd. We agreed to purchase up to $50 million of fiber capacity from Global Crossing and Global Crossing agreed to purchase up to $25 million of services on our global satellite network.

 Acquisition of London Telecom

   On March 31, 1999, we acquired London Telecom, a provider of domestic and international long distance services to approximately 162,000 residential and business customers in Canada and substantially all of the operating assets of Wintel CNC Communications, Inc. and Wintel CNT Communications, Inc., which are Canadian-based long distance telecommunications providers affiliated with the London Telecom companies, for C$76.0 million in cash. As part of this acquisition, we acquired network assets as well as call centers located in Toronto and Vancouver. We intend to continue marketing the London Telecom services under the London Telecom brand names.

                       DESCRIPTION OF OTHER INDEBTEDNESS

1997 Senior Notes

   General. Our senior notes issued on August 4, 1997, are senior obligations, limited to $225 million in principal amount, which mature on August 1, 2004. The 1997 senior notes, which were issued pursuant to an indenture dated August 4, 1997, accrue interest at a rate of 11 3/4% per annum. Interest is payable each February 1 and August 1, commencing on February 1, 1998.

   Ranking. The 1997 senior notes will rank senior in right of payment to any of our future subordinated indebtedness (as defined in the 1997 indenture governing the 1997 senior notes), and pari passu in right of payment with all of our senior indebtedness. Because we operate via a holding company that conducts our business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the 1997 senior notes.

   Security. The indenture required us to purchase and pledge to First Union National Bank, as security for the benefit of the holders of the 1997 senior notes, securities consisting of U.S. government securities in an amount sufficient to provide for the payment in full of the first six scheduled interest payments due on the 1997 senior notes. We used approximately $71.8 million of the net proceeds of the 1997 senior notes to acquire these pledged securities. Assuming the first six scheduled interest payments on the 1997 senior notes are made in a timely manner, all remaining pledged securities will be released.

   Optional Redemption. The 1997 senior notes are not redeemable prior to August 1, 2001. Thereafter, the 1997 senior notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on August 1 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1997 senior notes, set forth below:

                                                                      Redemption
   Year                                                                 Price
   ----                                                               ----------
   2001..............................................................  105.875%
   2002..............................................................  102.938%
   2003 (and thereafter).............................................  100.000%

   In addition, prior to August 1, 2000, we may redeem up to 35% of the originally issued principal amount of the 1997 senior notes at 111.750% of the principal amount thereof, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the 1997 indenture); provided, however, that at least 65% of the originally issued principal amount of the 1997 senior notes remains outstanding after the occurrence of such redemption.

   Change of Control. Upon the occurrence of a Change of Control (as defined in the 1997 indenture), each holder of 1997 senior notes will have the right to require us to repurchase all or any part of such holder's 1997 senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

   Covenants. The 1997 indenture contains certain covenants that, among other things, limit our ability and that of our Restricted Subsidiaries (as defined in the 1997 indenture) to:

  .  incur additional indebtedness and issue preferred stock;

  .  pay dividends or make other distributions;

  . repurchase Capital Stock (as defined in the 1997 indenture) or subordinated indebtedness or make certain other Restricted Payments (as defined in the 1997 indenture);

  .  create certain liens;

  .  enter into certain transactions with affiliates;

  .  sell assets;

  .  issue or sell Capital Stock of our Restricted Subsidiaries; or

  .  enter into certain mergers and consolidations.

   Pursuant to a consent solicitation, we amended the 1997 indenture to generally conform portions of covenants relating to debt incurrence, restricted payments, permitted investments and permitted liens to the corresponding provisions in the 1998 indenture and to the corresponding provisions contained in the January 1999 indenture.

   Events of Default. The 1997 indenture contains customary events of default, including:

     (i) defaults in the payment of principal, premium or interest;

     (ii) defaults in the compliance with covenants contained in the 1997 indenture;

     (iii) cross defaults on more than $5 million of other indebtedness;

     (iv) failure to pay more than $5 million of judgments that have not been stayed by appeal or otherwise; and

     (v) the bankruptcy of Primus or certain of its subsidiaries.

1998 Senior Notes

   General. Our 1998 senior notes are senior obligations, limited to $150 million in principal amount, which mature on May 15, 2008. The 1998 senior notes, which were issued pursuant to an indenture dated May 19, 1998, accrue interest at a rate of 9 7/8% per annum. Interest is payable each May 15 and November 15, commencing on November 15, 1998.

   Ranking. The 1998 senior notes rank senior in right of payment to any future subordinated Indebtedness (as defined in the 1998 indenture governing the 1998 senior notes), and pari passu in right of payment with all senior indebtedness. Because we are a holding company that conducts business through subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the 1998 senior notes.

   Optional Redemption. The 1998 senior notes are not redeemable prior to May 15, 2003. Thereafter, the 1998 senior notes will be redeemable, in whole or in part, at our option, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on May 15 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the 1998 senior notes, set forth below:

                                                                      Redemption
     Year                                                               Price
     ----                                                             ----------
     2003............................................................  104.938%
     2004............................................................  103.208%
     2005............................................................  101.604%
     2006 (and thereafter)...........................................  100.000%

   In addition, prior to May 15, 2001, we may redeem up to 25% of the originally issued principal amount of the 1998 senior notes at 109.875% of the principal amount thereof, plus accrued and unpaid interest through the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the 1998 indenture); provided, however, that at least 75% of the originally issued principal amount of the 1998 senior notes remains outstanding after the occurrence of such redemption.

   Change of Control. Upon the occurrence of a Change of Control (as defined in the 1998 indenture), each holder of 1998 senior notes will have the right to require us to repurchase all or any part of such holder's 1998 senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

   Covenants. The 1998 indenture contains certain covenants that, among other things, limit the ability of Primus and its Restricted Subsidiaries (as defined in the 1998 indenture) to:

  .  incur additional indebtedness and issue preferred stock;

  .  pay dividends or make other distributions;

  . repurchase Capital Stock (as defined in the 1998 indenture) or subordinated indebtedness or make certain other Restricted Payments (as defined in the 1998 indenture);

  .  create certain liens;

  .  enter into certain transactions with affiliates;

  .  sell assets;

  .  issue or sell Capital Stock of our Restricted Subsidiaries; or

  .  enter into certain mergers and consolidations.

   These covenants are substantially the same as those contained in the indenture.

   Events of Default. The 1998 indenture contains customary events of default, including:

     (i) defaults in the payment of principal, premium or interest;

     (ii) defaults in the compliance with covenants contained in the 1998 indenture;

     (iii) cross defaults on more than $10 million of other indebtedness;

     (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

     (v) the bankruptcy of Primus or certain of its subsidiaries.

October 1999 Senior Notes

   General. Our October 1999 senior notes are senior obligations, currently providing for $250 million in principal amount, which mature on October 15, 2009. The October 1999 senior notes, which were issued pursuant to the October 15, 1999 indenture, accrue interest at a rate of 12 3/4% per annum. Interest is payable each April 15 and October 15, commencing on April 15, 2000. The indenture provides for the issuance of up to an additional $75 million in principal amount of notes under the same indenture, subject to the debt incurrence provisions thereunder.

   Ranking. The October 1999 notes rank senior in right of payment to any of our existing and future obligations that are expressly subordinated in right of payment to the notes and will rank pari passu in right of payment with all of our other existing and future senior unsecured obligations, including trade payables. Because we are a holding company that conducts business through subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the October 1999 senior notes.

   Optional Redemption. The October 1999 senior notes are not redeemable prior to October 15, 2004. Thereafter, the October 1999 senior notes will be redeemable, in whole or in part, at the redemption prices set forth in the indenture, plus accrued and unpaid interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on October 15 of the years set forth below, the redemption price will be that amount, expressed as a percentage of the principal amount of the October 1999 senior notes, set forth below:

                                                                      Redemption
        Year                                                            Price
        ----                                                          ----------
        2004.........................................................  106.375%
        2005.........................................................  104.250%
        2006.........................................................  102.125%
        2007.........................................................  100.000%

   In addition, prior to October 15, 2002, we may redeem up to 35% of the originally issued principal amount of the January 1999 senior notes at 112.75% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, through the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the October 1999 indenture); provided, that at least 65% of the originally issued principal amount of the October 1999 senior notes remains outstanding after such redemption.

   Change of Control. Upon the occurrence of a Change of Control (as defined in the October 1999 indenture), each holder of October 1999 senior notes will have the right to require us to repurchase all or any part of such holder's October 1999 senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

   Covenants. The October 1999 indenture contains certain covenants that, among other things, limit the ability of Primus and its Restricted Subsidiaries (as defined in the October 1999 indenture) to:

  .  incur additional indebtedness and issue preferred stock;

  .  pay dividends or make other distributions;

  . repurchase Capital Stock (as defined in the October 1999 indenture) or subordinated indebtedness or make certain other Restricted Payments (as defined in the October 1999 indenture);

  .  create certain liens;

  .  enter into certain transactions with affiliates;

  .  sell assets;

  .  issue or sell Capital Stock of our Restricted Subsidiaries; or

  .  enter into certain mergers and consolidations.

   These covenants are substantially the same as those contained in the indenture.

   Events of Default. The October 1999 indenture contains customary events of default, including:

     (i) defaults in the payment of principal, premium or interest;

     (ii) defaults in the compliance with covenants contained in the October 1999 indenture;

     (iii) cross defaults on more than $10 million of other indebtedness;

     (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise; and

     (v) the bankruptcy of Primus or certain of its subsidiaries.

                            DESCRIPTION OF THE NOTES

   The notes were issued under an Indenture dated as of January 29, 1999, as supplemented by a First Supplemental Indenture dated as of June 30, 1999, between us, as issuer, and First Union National Bank, as trustee. The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. Whenever particular sections or defined terms of the indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. Copies of the form of the indenture are available upon request from us or the trustee. The indenture and the form of the note have been filed as exhibits to the registration statement of which this prospectus is a part. The indenture and form of note are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

   The $45.5 million aggregate principal amount of senior notes issued on June 30, 1999 are the subject of this prospectus. The $45.5 million aggregate principal amount of senior notes issued on June 30, 1999, and the $200 million aggregate principal amount of notes issued under the indenture on January 29, 1999 are our senior obligations. We have previously issued under other indentures additional senior notes in the aggregate principal amount of $625 million. The indenture allows for the issuance of an additional $29.5 million of additional notes which may be of the same series as, and which may vote as a single class for purpose of the indenture with, the $45.5 million of senior notes issued on June 30, 1999 and the $200 million of senior notes issued on January 29, 1999. In addition, the notes have the following characteristics:

   Maturity.............................. January 15, 2009
   Interest.............................. 11 1/4% per annum
   Interest Payable...................... semiannually on January 15 and July 15 of each year, commencing July 15, 1999

   Interest on the notes will be payable to the person in whose name the note (or any predecessor note) is registered at the close of business on the preceding January 1 or July 1 as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   Principal of, premium, if any, and interest on the notes will be payable by wire transfer of immediately available funds to the holder of the certificated notes at the office or agency of Primus (which initially will be the corporate trust operations office of the trustee at NC 1153, 1125 West W.T. Harris Boulevard, Charlotte, North Carolina 28262); provided that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.

   The notes were issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

   The notes will be redeemable, at our option, in whole or in part, at any time or from time to time, on or after January 15, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holders' last address as it appears in the note register, at the following redemption prices (expressed in percentages of principal amount thereof), plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period commencing on January 15, of the years set forth below:

                                                                      Redemption
   Year                                                                 Price
   ----                                                               ----------
   2004..............................................................  105.625%
   2005..............................................................  103.750%
   2006..............................................................  101.875%
   2007 (and thereafter).............................................  100.000%

   Notwithstanding the foregoing, prior to January 15, 2002, we may on any one or more occasions redeem up to 35% of the original principal amount of notes at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided (i) that at least 65% of the original principal amount of notes remains outstanding immediately after the occurrence of such redemption and (ii) that notice of such redemption is mailed within 60 days of the closing of each such Public Equity Offering. (Section 1101)

   In the case of any partial redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Ranking

   The indebtedness evidenced by the notes will rank senior in right of payment to any of our existing and future obligations that are expressly subordinated in right of payment to the notes and will rank pari passu in right of payment with all other of our existing and future senior unsecured obligations, including trade payables. Because we are a holding company that conducts our business through our subsidiaries, all existing and future indebtedness and other liabilities and commitments of our subsidiaries, including trade payables, will be structurally senior to the notes.

Covenants

 Limitation on Indebtedness

   (a) We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the notes issued on the Closing Date); provided, however, that we may Incur Indebtedness if immediately thereafter the ratio of:

     (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of Primus and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

     (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness that had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 6.0 to 1.

   (b) Notwithstanding the foregoing, Primus and (except for Indebtedness under subsections (v), (vii) and (xi) below) any Restricted Subsidiary may Incur each and all of the following:

     (i) Indebtedness of Primus or any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of

       (a) $50 million or

       (b) 65% of Eligible Accounts Receivable, subject to any permanent reductions required by any other terms of the indenture;

     (ii) Indebtedness (including Guarantees) Incurred by Primus or a Restricted Subsidiary after the Closing Date to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of equipment used in the telecommunications business or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership interests) in domestic or transnational fiber optic cable or other transmission facilities, in each case purchased or leased by Primus or a Restricted Subsidiary after the Closing Date (including acquisitions by way of Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a board resolution) of such equipment, ownership rights or minimum investment units so acquired);

     (iii) Indebtedness of any Restricted Subsidiary to Primus or Indebtedness of Primus or any Restricted Subsidiary to any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness not permitted by this clause (iii) (other than to us or another Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness, and provided further that Indebtedness to a Restricted Subsidiary must be subordinated in right of payment to the notes;

     (iv) Indebtedness of Primus or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of Primus or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (i), (iii), (vi), (viii), (ix) and
  (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (iv) if

       (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes,

       (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is made subordinate expressly in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and

       (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may our Indebtedness be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause
    (iv);

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

     (v) Indebtedness not to exceed, at any one time outstanding, 2.00 times

       (A) the Net Cash Proceeds received by us after May 18, 1998 from the issuance and sale of our Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary, to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clauses (iii), (iv) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and

       (B) the Fair Market Value (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a board resolution) of property (other than cash and cash equivalents) used in a Permitted Business or common equity interests in a Person (the property and assets of such Person consisting primarily of telecommunications assets) that becomes a Restricted Subsidiary (such Fair Market Value being that of the common equity interests received pursuant to the transaction resulting in such Person becoming a Restricted Subsidiary), and, in each case, received by us after May 18, 1998 from the issuance or sale of our Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary to the extent such sale of Capital Stock has not been used pursuant to clauses (iii),
    (iv) and (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the notes and the Average Life of such Indebtedness is longer than that of the notes;

     (vi) Indebtedness of Primus or any Restricted Subsidiary

       (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business;

       (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements

         (1) are designed solely to protect us or any Restricted
      Subsidiary against fluctuation in foreign currency exchange rates or interest rates and

         (2) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and

       (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any of our obligations or any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

     (vii) Indebtedness of Primus, to the extent that the net proceeds thereof promptly are

       (A) used to repurchase notes tendered in a Change of Control Offer or

       (B) deposited to defease all of the notes as described below under "Defeasance or Covenant Defeasance of Indenture";

     (viii) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the notes and any other Indebtedness permitted by and made in accordance with the "Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

     (ix) Indebtedness of Primus or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (ix), does not exceed $200 million at any one time outstanding;

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

     (x) Acquired Indebtedness;

     (xi) Strategic Subordinated Indebtedness; and

     (xii) Indebtedness of Primus or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within three business days of Incurrence.

   (c) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Primus or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

   (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we, in our sole discretion, shall classify and from time to time may reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses. (Section 1011)

 Limitation on Restricted Payments

   We will not, and will not permit any Restricted Subsidiary directly or indirectly to,

     (i) (A) declare or pay any dividend or make any distribution in respect of our Capital Stock to the holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock) or

       (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to Primus or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis,

     (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than a Restricted Subsidiary,

     (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Subordinated Indebtedness or

     (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (A) a Default or Event of Default shall have occurred and be continuing;

       (B) Primus could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

       (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a board resolution) after the date of the indenture shall exceed the sum of

         (1) the remainder of

                 (a) 100% of the aggregate amount of the Consolidated Cash
              Flow (determined by excluding income resulting from transfers of assets received by Primus or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date minus

                 (1) the product of 1.75 times cumulative Consolidated Fixed
              Charges accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the last fiscal quarter immediately preceding the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

                 (2) the aggregate Net Cash Proceeds received by us after the
              Closing Date from the issuance and sale of our Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary (except to the extent such Net Cash Proceeds are used to incur new Indebtedness outstanding pursuant to clause (v) of the paragraph (b) of the "Limitation on Indebtedness" covenant) plus

                 (3) the aggregate Net Cash Proceeds received after the
              Closing Date by us from the issuance or sale of debt securities that have been converted into or exchanged for Capital Stock (other than Redeemable Stock) with the aggregate cash received by us at the time of such conversion or exchange plus

                 (4) without duplication of any amount included in the
              calculation of Consolidated Cash Flow, in the case of repayment of, or return of capital in respect of, any Investment constituting a Restricted Payment made after the Closing Date and reducing the amount of Restricted Payments otherwise permitted under this clause (C), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case less the cost of the disposition of such Investment.

   The foregoing provision shall not be violated by reason of:

     (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

     (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant;

     (iii) the repurchase, redemption or other acquisition of Capital Stock in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant);

     (iv) the acquisition of Indebtedness which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant);

     (v) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets;

     (vi) cash payments in lieu of the issuance of fractional shares issued in connection with the exercise of any Common Stock warrants;

     (vii) Investments in Permitted Businesses acquired in exchange for Capital Stock (other than Redeemable Stock) or the Net Cash Proceeds from the issuance and sale of such Capital Stock (except to the extent such proceeds are used to incur new Indebtedness pursuant to clause (v) of paragraph (b) of the "Limitation on Indebtedness" covenant); provided that such proceeds are so used within 270 days of the receipt thereof;

     (viii) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof, together with accrued interest, if any, thereof in the event of a Change of Control in accordance with provisions similar to the "Repurchase of Notes upon a Change of Control" covenant; provided that prior to such purchase we have made the Change of Control offer as provided in such covenant with respect to the notes and have purchased all notes validly tendered for payment in connection with such Change of Control Offer; and

     (ix) other Restricted Payments not to exceed $5.0 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. (Section 1012)

   Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than (1) a Restricted Payment referred to in clause (ii) thereof, (2) an exchange of Capital Stock for Capital Stock or an exchange of Indebtedness for Capital Stock referred to in clauses (iii) or (iv) thereof or
(3) an Investment referred to in clause (vii) thereof) and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii), (iv) and (vii) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

   Any Restricted Payments made other than in cash shall be valued at Fair Market Value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans, and release of Guarantees, in each case of or to us and our Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   So long as any of the notes are outstanding, we will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

     (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary,

     (ii) pay any indebtedness owed to us or any other Restricted Subsidiary,

     (iii) make loans or advances to us or any other Restricted Subsidiary, or

     (iv) transfer any of its property or assets to us or any other Restricted Subsidiary.

   The foregoing provisions shall not restrict any encumbrances or restrictions:

     (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the notes than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by us) and we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes;

     (iii) existing under or by reason of applicable law;

     (iv) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

     (v) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

       (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset,

       (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or those of any Restricted Subsidiary not otherwise prohibited by the indenture or

       (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of our property or assets or those of any Restricted Subsidiary in any manner material to Primus or any Restricted Subsidiary; or

     (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary.

   Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or
(2) restricting the sale or other disposition of property or assets of Primus or any of its Restricted Subsidiaries that secure Indebtedness of Primus or any of its Restricted Subsidiaries. (Section 1013)

 Limitation on the Issuance and Sale of Capital Stock of Restricted
 Subsidiaries

   We will not sell, transfer, convey or otherwise dispose of and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary to any Person except:

     (i) to Primus or a Restricted Subsidiary,

     (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of non-U.S. Restricted Subsidiaries to the extent required by law and

     (iii) issuances and sales of Capital Stock of Restricted Subsidiaries if

       (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant,

       (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted
    Subsidiary would no longer constitute a Restricted Subsidiary, and

       (C) any Investment in such Person remaining after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance, transfer, conveyance, sale, lease or other disposition (valued as provided in the definition of "Investment"). (Section 1014)

 Limitation on Transactions with Stockholders and Affiliates

   We will not, and will not permit any Restricted Subsidiary, directly or indirectly, to enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock or with any Affiliate or any Restricted Subsidiary, unless

     (i) such transaction or series of transactions is on terms no less favorable to us or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate,

     (ii) if such transaction or series of transactions involves aggregate consideration in excess of $5.0 million, then such transaction or series of transactions is approved by a majority of our board of directors, including the approval of a majority of the independent, disinterested directors, and is evidenced by a resolution of our board of directors, and

     (iii) if such transaction or series of transactions involves aggregate consideration in excess of $25.0 million, then we or such Restricted Subsidiary will deliver to the trustee a written opinion as to the fairness to us or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm). Any such transaction or series of transactions conclusively shall be deemed to be on terms no less favorable to us or such Restricted Subsidiary than those that could be obtained in an arm's-length transaction if such transaction or transactions are approved by a majority of our board of directors, including a majority of the independent, disinterested directors, and are evidenced by a resolution of our board of directors.

   The foregoing limitation does not limit, and will not apply to

     (i) any transaction between us and any of our Restricted Subsidiaries or between Restricted Subsidiaries;

     (ii) the payment of reasonable and customary regular fees to our directors who are not our employees;

     (iii) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

     (iv) transactions provided for in the Employment Agreement as in effect on the Closing Date; and

     (v) loans and advances to employees of Primus or any Restricted Subsidiary not exceeding at any one time outstanding $2.0 million in the aggregate, in the ordinary course of business and in accordance with past practice. (Section 1015)

 Limitation on Liens

   Under the terms of the indenture, we will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any of our assets or properties of any character (including, without limitation, licenses and trademarks), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien. (Section 1016)

 Limitation on Asset Sales

   We will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) Primus or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the good-faith judgment of our board of directors, which determination, in each case where such Fair Market Value is greater than $5.0 million, will be evidenced by a board resolution and (ii) at least 75% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness.

   We shall, or shall cause the relevant Restricted Subsidiary to, within 360 days after the date of receipt of the Net Cash Proceeds from an Asset Sale,
(i) (A) apply an amount equal to such Net Cash Proceeds to

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

permanently repay our unsubordinated Indebtedness or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than Primus or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) in long-term property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Primus and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by our board of directors, whose determination shall be conclusive and evidenced by a board resolution) and (ii) apply (no later than the end of the 360-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 360-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, we must, not later than the 30th Business Day thereafter, make an offer (an Excess Proceeds Offer) to purchase from the holders on a pro rata basis an aggregate principal amount of notes equal to the Proportionate Share of the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes, plus, in each case, accrued and unpaid interest to the date of purchase (the Excess Proceeds Payment).

   We shall commence an Excess Proceeds Offer by mailing a notice to the trustee and each holder stating:

     (i) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all notes validly tendered will be accepted for payment on a pro rata basis;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the Excess Proceeds Payment Date);

     (iii) that any note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless we default in the payment of the Excess Proceeds Payment, any note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;

     (v) that holders electing to have a note purchased pursuant to the Excess Proceeds Offer will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

     (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

     (vii) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

   On the Excess Proceeds Payment Date, the Company shall

     (i) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to the Excess Proceeds Offer up to the Proportionate Share of such Excess Proceeds;

     (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

     (iii) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officer's certificate specifying the notes or portions thereof accepted for payment by Primus.

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

The paying agent promptly shall mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee promptly shall authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the trustee shall act as the paying agent.

   We will comply with Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we receive such Excess Proceeds under this "Limitation on Asset Sales" covenant and we are required to repurchase notes as described above. (Section 1017)

 Limitation on Issuances of Guarantees of Indebtedness by Restricted
 Subsidiaries

   We will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any of our Indebtedness, other than Indebtedness under Credit Facilities incurred under clauses (i) and (ii) of the "Limitation on Indebtedness" covenant, unless
(i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of the notes on terms substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such assumption, Guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's assumption, Guarantee of other liability with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Primus or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

   Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary may provide by its terms that it will be released and discharged automatically and unconditionally upon (i) any sale, exchange or transfer, to any Person not an Affiliate of us, of all of our and each Restricted Subsidiary's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee. (Section 1018)

 Business of the Company

   We will not, and will not permit any Restricted Subsidiary to, be engaged principally in any business or activity other than a Permitted Business.

 Limitation on Investments in Unrestricted Subsidiaries

   We will not make, and will not permit any of our Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by Primus or a Subsidiary and (ii) may be made in cash or property (if made in property, the Fair Market Value thereof as determined by our board of directors (whose determination shall be conclusive and evidenced by a board resolution) shall be deemed to be the amount of such Investment for the purpose of clause
(i)). (Section 1020)

Provision of Financial Statements and Reports

   We will file on a timely basis with the Securities and Exchange Commission, to the extent such filings are accepted by the Commission and whether or not we have a class of securities registered under the Securities

Exchange Act of 1934, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15 of the Exchange Act. All such annual reports shall include the geographic segment financial information contemplated by Item 101(d) of Regulation S-K under the Securities Act of 1933 and all such quarterly reports shall provide the same type of interim financial information that, as of the date of the indenture, currently is our practice to provide. We also will be required (a) to file with the trustee, and provide to each holder, without cost to such holder, copies of such reports and documents within 15 days after the date on which we file such reports and documents with the Commission or the date on which we would be required to file such reports and documents if we were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents to any prospective holder promptly upon request. (Section 1009)

Repurchase of Notes upon a Change of Control

   Upon the occurrence of a Change of Control, each holder shall have the right to require us to repurchase all or any part of its notes at a purchase price in cash pursuant to the offer described below (the Change of Control Offer) equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record to receive interest on the relevant interest payment date) (the Change of Control Payment).

   Within 30 days following any Change of Control, we will mail a notice to the trustee and each holder stating:

     (i) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon a Change of Control" covenant and that all notes validly tendered will be accepted for payment;

     (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the Change of Control Payment Date);

     (iii) that any note not tendered will continue to accrue interest pursuant to its terms;

     (iv) that, unless we default in the payment of the Change of Control Payment, any note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

     (v) that holders electing to have any note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day immediately preceding the Change of Control Payment Date;

     (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

     (vii) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

   On the Change of Control Payment Date, we shall:

     (i) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

     (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

     (iii) deliver, or cause to be delivered, to the trustee, all notes or portions thereof so accepted together with an officer's certificate specifying the notes or portions thereof accepted for payment by Primus.

The paying agent promptly shall mail, to the holders of notes so accepted, payment in an amount equal to the purchase price, and the trustee promptly shall authenticate and mail to such holders a new note equal in principal amount of any unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will announce publicly the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon a Change of Control" covenant, the trustee shall act as paying agent.

   We will comply with Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and we are required to repurchase the notes under this "Repurchase of Notes upon a Change of Control" covenant. (Section 1010)

   If we are unable to repay all of our indebtedness that would prohibit repurchase of the notes or are unable to obtain the consents of the holders of our indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of notes, then we will have breached such covenant. Our failure to repurchase notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements.

   There can be no assurances that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other of our securities which might be outstanding at the time). The above covenant requiring us to repurchase the notes will, unless the consents referred to above are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

Consolidation, Merger and Sale of Assets

   We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us and we will not permit any of our Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets or of us and our Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless:

     (i) we will be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets of us will be a corporation, partnership or trust organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations with respect to the notes and under the indenture;

     (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

     (iii) immediately after giving effect to such transaction on a pro forma basis we, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraph (a) of the "Limitation on Indebtedness" covenant; and

     (iv) we deliver to the trustee an Officer's Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and Opinion of Counsel stating that such consolidation, merger or transfer and, if required in connection with such transaction, the related supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clause (iii) above does not apply if, in the good faith determination of our board of directors, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change our state of incorporation; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations. (Section 801)

Events of Default

   The following events will be defined as "Events of Default" in the indenture:

     (a) default in the payment of interest or liquidated damages, if any, on the notes when due and payable and continuance of such default for a period of 30 days;

     (b) default in the payment of principal of (or premium, if any, on) any note at its Stated Maturity, upon acceleration, redemption or otherwise;

     (c) default in the payment of principal or interest or liquidated damages, if any, on notes required to be purchased pursuant to an Excess Proceeds Offer as described under "Limitation on Asset Sales" or pursuant to a Change of Control Offer as described under "Repurchase of Notes upon a Change of Control";

     (d) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets";

     (e) default in the performance of or breach of any other of our covenants or agreements in the indenture or under the notes (other than a default specified in clause (a), (b), (c) or (d) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;

     (f) there occurs with respect to any issue or issues of Indebtedness of Primus or any Restricted Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

       (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by the earlier of

         (x) the expiration of any applicable grace period or

         (y) the thirtieth day after such default and/or

       (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended by the earlier of

         (x) the expiration of any applicable grace period or

         (y) the thirtieth day after such default;

     (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against us or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (h) a court having jurisdiction in the premises enters a decree or order for

       (A) relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

       (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of our property and assets or those of our Significant Subsidiaries or

       (C) the winding up or liquidation of the affairs of Primus or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

     (i) we or any of its Significant Subsidiaries

       (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

       (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of Primus or any of its Significant Subsidiaries or

       (C) effects any general assignment for the benefit of creditors. (Section 501)

   If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued but unpaid interest and liquidated damages, if any, on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and liquidation damages, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be rescinded and annulled automatically if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the trustee by us and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 60 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 60-day period which has not been cured or waived during such period. If an Event of Default specified in clause (h) or
(i) above occurs, the principal of, premium, if any, and accrued interest and liquidated damages, if any, on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, among other things, (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission, in the opinion of counsel, would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 502)

   The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. No holder may pursue any remedy with respect to the indenture or the notes unless:

     (i) the holder gives the trustee written notice of a continuing Event of Default;

     (ii) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

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

     (iii) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

     (iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

   However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest or liquidated damages, if any, on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder. (Sections 507, 508 and 512)

   The indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of our activities and our performance under the indenture and that we have fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We also will be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture. (Section 1008)

Defeasance or Covenant Defeasance of Indenture

   At our option and at any time, we may elect to have our obligations upon the notes discharged with respect to the outstanding notes (defeasance). Such defeasance means that we will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all our other obligations under such notes and the indenture insofar as such notes are concerned except for

     (i) the rights of holders of outstanding notes to receive payments (solely from monies deposited in trust) in respect of the principal of, premium, if any, and interest and liquidated damages, if any, on such notes when such payments are due,

     (ii) our obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust,

     (iii) the rights, powers, trusts, duties and immunities of the trustee and

     (iv) the defeasance provisions of the indenture.

   In addition, at our option and at any time, we may elect to have our obligations released with respect to certain covenants set forth in the indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes (covenant defeasance). (Sections 1301, 1302, and 1303)

   In order to exercise either defeasance or covenant defeasance,

     (i) we must deposit or cause to be deposited irrevocably with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium if any, and interest and liquidated damages, if any, on the outstanding notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

     (ii) no Default or Event of Default with respect to the notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clauses (h) or (i) of "Events of Default" above is concerned, at any time during the period ending on the 123rd day after the date of such deposit;

     (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we are a party or by which we are bound;

     (iv) in the case of defeasance, we shall have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling, or since January 29, 1999, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     (v) in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

     (vi) we shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 1304)

Modification and Waiver

   Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby,

     (i) change the Stated Maturity of the principal of, or any installment of interest on, any note,

     (ii) reduce the principal amount of, or premium or liquidated damages, if any, or interest on any note or extend the time for payment of interest on, or alter the redemption provisions of, any note,

     (iii) change the currency of payment of principal of, or premium if any, or interest on any note,

     (iv) impair the right of any holder of the notes to receive payment of, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

     (v) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture,

     (vi) modify any provision of any Guarantee of the notes in a manner adverse to the holders of the notes,

     (vii) waive a default in the payment of principal of, premium, if any, or accrued and unpaid interest or liquidated damages, if any, on the notes or

     (viii) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Governing Law and Submission to Jurisdiction

   The notes and the indenture will be governed by the laws of the State of New York. We and the trustee will submit to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture.

Currency Indemnity

   U.S. dollars are the sole currency of account and payment for all sums payable by us under or in connection with the notes, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by any holder of a note in respect of any sum expressed to be due to it from us shall constitute only a discharge to us to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any note, we shall indemnify the recipient against any loss sustained by it as a result. In any event, we shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the holder of a note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from our other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

Concerning the Trustee

   The indenture contains certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

   The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

   "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by Primus or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Indebtedness.

   "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the indenture "Affiliate" shall be deemed to include Mr. K. Paul Singh.

   "Asset Acquisition" is defined to mean (i) an investment by Primus or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Primus or shall be merged into or consolidated with Primus or any of its Restricted Subsidiaries or (ii) an acquisition by Primus or any of its Restricted Subsidiaries of the property and assets of any Person other than Primus or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

   "Asset Disposition" is defined to mean the sale or other disposition by Primus or any of its Restricted Subsidiaries (other than to Primus or another Restricted Subsidiary of Primus) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of Primus or (ii) all or substantially all of the assets that constitute a division or line of business of Primus or any of its Restricted Subsidiaries.

   "Asset Sale" is defined to mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by Primus or any of its Restricted Subsidiaries to any Person other than Primus or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of Primus or any of its Restricted Subsidiaries or
(iii) any other property and assets of Primus or any of its Restricted Subsidiaries outside the ordinary course of business of Primus or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of Primus and which, in the case of any of clause (i), (ii) or (iii) above, whether in one transaction or a series of related transactions, (a) have a Fair Market Value in excess of $1.0 million or (b) are for net proceeds in excess of $1.0 million; provided that (x) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business and (y) sales or other dispositions of assets for consideration at least equal to the Fair Market Value (as determined in good faith by the board of directors, whose determination shall be conclusive and evidenced by a board resolution) of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (i)(B) of the second paragraph of the "Limitation on Asset Sales" covenant, shall not be included within the meaning of "Asset Sale."

   "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and
(b) the amount of such principal payment by (ii) the sum of all such principal payments.

   "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York or Richmond, Virginia are authorized or obligated by law or executive order to close.

   "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the indenture, including, without limitation, all Common Stock and Preferred Stock.

   "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the discounted present value of the rental obligations under such lease.

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

   "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of Primus on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors (together with any directors who are members of the board of directors on the date hereof and any new directors whose election by the board of directors or whose nomination for election by Primus' stockholders was approved by a vote of at least two-thirds of the members of the board of directors then still in office who either were members of the board of directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board of directors then in office;
(iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Primus and its Subsidiaries taken as a whole to any such "person" or "group" (other than to Primus or a Restricted Subsidiary); (iv) the merger or consolidation of Primus with or into another corporation or the merger of another corporation with or into Primus with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the total voting power of the then outstanding Voting Stock of the surviving corporation; or (v) the adoption of a plan relating to the liquidation or dissolution of Primus.

   "Closing Date" is defined to mean January 29, 1999.

   "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of such common stock.

   "Consolidated Cash Flow" is defined to mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, and
(vi) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for Primus and its Restricted Subsidiaries in conformity with GAAP.

   "Consolidated Fixed Charges" is defined to mean, for any period, Consolidated Interest Expense plus dividends declared and payable on Preferred Stock.

   "Consolidated Interest Expense" is defined to mean, for any period, the aggregate amount of interest in respect of Indebtedness (including capitalized interest, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by Primus or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Primus and its Restricted Subsidiaries during such period.

   "Consolidated Net Income" is defined to mean, for any period, the aggregate consolidated net income (or loss) of Primus and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Primus or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Primus or any of its Restricted Subsidiaries; (ii) any gains or losses (on an after-tax basis) attributable to Asset Sales; (iii) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid or accrued as dividends on Preferred Stock of Primus or Preferred Stock of any Restricted Subsidiary owned by Persons other than Primus and any of its Restricted Subsidiaries; (iv) all extraordinary gains and extraordinary losses; and (v) the net income (or loss) of any Person (other than net income (or loss) attributable to a Restricted Subsidiary) in which any Person (other than Primus or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Primus or any of its Restricted Subsidiaries by such other Person during such period.

   "Credit Facilities" is defined to mean, with respect to Primus, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part form time to time.

   "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement and any other arrangement and agreement designed to provide protection against fluctuations in currency values.

   "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Eligible Accounts Receivable" is defined to mean the accounts receivables (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent consolidated balance sheet of such Person filed with the Securities and Exchange Commission, all in accordance with GAAP.

   "Eligible Institution" is defined to mean a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

   "Employment Agreement" is defined to mean the employment agreement between Primus and Mr. K. Paul Singh, dated June 1994.

   "Existing Indebtedness" is defined to mean Indebtedness outstanding on the date of the indenture.

   "Fair Market Value" is defined to mean, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer.

   "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

   "Government Securities" is defined to mean direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

   "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

   "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination and (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

   "Interest Rate Agreement" is defined to mean interest rate swap agreements, interest rate cap agreements, interest rate insurance, and other arrangements and agreements designed to provide protection against fluctuations in interest rates.

   "Investment" in any Person is defined to mean any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Primus or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the "Limitation on Restricted Payments" covenant and the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of Primus at the time that such Restricted Subsidiary of Primus is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Primus and (b) the Fair Market Value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Primus and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the board of directors in good faith.

   "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

   "Marketable Securities" is defined to mean: (i) Government Securities which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 180 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;
(iii) commercial paper maturing not more than 90 days after the date of acquisition issued by a corporation (other than an Affiliate of Primus) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., or "A-1" or higher according to Standard & Poor's Rating Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptance or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and (vi) any fund 95% of the assets of which consist of investments of the types described in clauses
(i) through (v) above.

   "Net Cash Proceeds" is defined to mean, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Primus or any Restricted Subsidiary of Primus) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Primus and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by Primus or any Restricted Subsidiary of Primus as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Primus or any Restricted Subsidiary of Primus) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

   "Permitted Business" is defined to mean the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related primarily to those identified in clause (i) or (ii) above; provided that the determination of what constitutes a Permitted Business shall be made in good faith by the board of directors of Primus, whose determination shall be conclusive and evidenced by a board resolution.

   "Permitted Investment" is defined to mean (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Primus or a Restricted Subsidiary; (ii) any Investment in Marketable Securities; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of Primus or its Restricted Subsidiaries and that do not in the aggregate exceed $1.0 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments in any Person received as consideration for Asset Sales to the extent permitted under the "Limitation on Asset Sales" covenant; and (vii) Investments in any Person at any one time outstanding (measured on the date each such Investment was made without giving effect to subsequent changes in value) in an aggregate amount not to exceed 10.0% of Primus' total consolidated assets.

   "Permitted Liens" is defined to mean (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Primus or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property purchased or leased after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing indebtedness Incurred in compliance with the "Limitation on Indebtedness" covenant (1) to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Primus and its

Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Primus or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Primus or any Restricted Subsidiary other than the property or assets acquired and were not created in contemplation of such transaction; (xii) Liens in favor of Primus or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against Primus or any Restricted Subsidiary of Primus that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Primus or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Primus and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens existing on the Closing Date or securing the notes or any Guarantee of the notes; (xix) Liens granted after the Closing Date on any assets or Capital Stock of Primus or its Restricted Subsidiaries created in favor of the holders; (xx) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iv) of paragraph (b) of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of Primus or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (xxi) Liens on the property or assets of a Restricted Subsidiary securing Indebtedness of such Subsidiary which Indebtedness is permitted under the indenture; and (xxii) Liens securing Indebtedness under Credit Facilities incurred in compliance with clauses (i) and (ii) of paragraph (b) of the "Limitation on Indebtedness" covenant.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of such preferred or preference stock.

   "Pro Forma Consolidated Cash Flow" is defined to mean, for any period, the Consolidated Cash Flow of Primus for such period calculated on a pro forma basis to give effect to any Asset Disposition or Asset Acquisition not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during such period as if such Asset Disposition or Asset Acquisition had taken place on the first day of such period.

   "Proportionate Share" is defined to mean, as of any date of calculation, an amount equal to (i) the outstanding principal amount of notes as of such date, divided by (ii) the sum of the outstanding principal amount of notes as of such date plus the outstanding principal amount as of such date of all other Indebtedness (other than Subordinated Indebtedness) of the Issuer the terms of which obligate the issuer to make a purchase offer in connection with the relevant Excess Proceeds or the Asset Sale giving rise thereto; provided that if the terms of such other Indebtedness do not provide for proration of the amount of such Indebtedness to be purchased with Excess Proceeds, the "Proportionate Share" in respect of the notes may be zero.

   "Public Equity Offering" is defined to mean an underwritten primary public offering of Common Stock of Primus pursuant to an effective registration statement under the Securities Act.

   "Purchase Money Obligations" is defined to mean, with respect to each Person, obligations, other than those under Capitalized Leases, Incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

   "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Primus' offer to repurchase such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

   "Restricted Subsidiary" is defined to mean any Subsidiary of Primus other than an Unrestricted Subsidiary.

   "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of Primus that, together with its Subsidiaries, (i) for the most recent fiscal year of Primus, accounted for more than 10% of the consolidated revenues of Primus or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Primus, all as set forth on the most recently available consolidated financial statements of Primus for such fiscal year.

   "Stated Maturity" is defined to mean, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Strategic Subordinated Indebtedness" is defined to mean Indebtedness of Primus Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by Primus or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the notes and (ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of Primus' obligations under the notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution, the sale of Common Stock (other than Redeemable Stock) of Primus, or other Strategic Subordinated Indebtedness Incurred, after the Incurrence of such Indebtedness.

   "Subordinated Indebtedness" is defined to mean Indebtedness of Primus subordinated in right of payment to the notes.

   "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

   "Trade Payables" is defined to mean any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by Primus or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.

   "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by Primus or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors may designate any Restricted Subsidiary of Primus (including any newly acquired or newly formed Subsidiary of Primus) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Primus or any Restricted Subsidiary; provided that (A) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above, and (B) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Primus; provided that immediately after giving effect to such designation (x) Primus could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions.

   "Unrestricted Subsidiary Indebtedness" is defined to mean Indebtedness of any Unrestricted Subsidiary (i) as to which neither Primus nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Primus or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Primus or any Restricted Subsidiary to declare, a default on such Indebtedness of Primus or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

   "U.S. Subsidiary" is defined to mean any corporation or other entity incorporated or organized under the laws of the United States or any state thereof.

   "Voting Stock" is defined to mean with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

   "Wholly Owned," with respect to any Subsidiary, is defined to mean a Subsidiary of Primus if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by Primus or one or more Wholly Owned Subsidiaries of Primus.

Registration Rights and Liquidated Damages

   Primus entered into an agreement with the selling noteholder, pursuant to which we agreed to file with the Securities and Exchange Commission, subject to the provisions described below, the registration statement on an appropriate form permitting registration of the notes to permit resales of the notes held by the selling noteholder. If we do not cause the registration statement to be declared effective by the Securities and Exchange Commission by October 28, 1999 (a Registration Default), additional cash interest (Liquidated Damages) shall accrue on the notes commencing upon the occurrence of such Registration Default in an amount equal to .50% per annum of the principal amount of notes. The amount of Liquidated Damages shall increase by an additional .50% per annum of the principal amount of notes with respect to each subsequent 90-day period (or portion thereof) until the Registration Default has been cured, up to a maximum rate of Liquidated Damages of 1.5% per annum of the principal amount of notes. Immediately upon the cure of the

Registration Default, there shall be no further accrual of Liquidated Damages with respect to the notes. We also agreed to pay any reasonable and customary expense incurred by the selling noteholder in the sale of such notes in a private placement or brokered transaction pursuant to which all or substantially all of the notes are sold in one (or one series of) non-registered or registered transactions in accordance with the Securities Act and applicable state securities laws.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain material United States federal income tax consequences of the exchange of the existing notes for the registered notes, and the ownership and disposition of the registered notes for holders who acquire the registered notes in exchange for existing notes. This discussion is limited to holders who hold both the existing notes and the registered notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

   This discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have acquired notes as part of a straddle, hedge, conversion transaction or other integrated investment or constructive sale or persons whose functional currency is not the United States dollar).

   This discussion is based on provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

   EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

   As used in this section, the term "U.S. holder" means a beneficial owner of a Note that is, for United States federal income tax purposes,

  .  a citizen or resident of the United States,

  . a corporation or partnership created or organized under the laws of the United States or of any political subdivision thereof,

  . an estate the income of which is subject to United States federal income taxation regardless of its source, or

  . a trust, if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

   The term "non-U.S. holder" means a beneficial owner of a Note other than a U.S. Holder.

U.S. Taxation of U.S. Holders

   Payments of Interest. Stated interest payable on the registered notes generally will be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for United States federal income tax purposes.

   We may be required to pay liquidation damages to U.S. holders of the registered notes. Although the matter is not free from doubt, we intend to take the position that a U.S. holder of a registered note should be required to report the liquidated damages as ordinary income for United States federal income tax purposes when the liquidated damages accrue or are received in accordance with the holder's method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income may be different.

   Disposition of the Notes. The exchange of the existing notes for the registered notes will not be a taxable event for U.S. federal income tax purposes. The holding period of the registered note will include the U.S. holder's holding period of the existing note, and the basis of the registered note will be the same as the basis in the existing note immediately before the exchange.

   On the sale, exchange, redemption, retirement at maturity or other disposition of a registered note, a U.S. holder generally will recognize capital gain or loss (except as noted in the next paragraph) equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the registered note. The capital gain or loss will be long-term capital gain or loss if the holding period for the registered note (that includes the holding period for the existing note) exceeds one year at the time of the disposition. Generally, the maximum tax rate for individuals on long term capital gain is 20%.

   To the extent a portion of the amount realized on the disposition of the registered note is attributable to interest, it will be taxed as ordinary income and not capital gain. A portion of the amount realized will be attributable to interest if there is accrued but unpaid interest at the time of the disposition, or if the U.S. holder purchased the existing notes (other than at original issuance) at a market discount, as defined in the Internal Revenue Code of 1986, as amended. If a U.S. holder bought an existing note for an amount less than the stated redemption price at maturity, he or she should consult with his or her tax advisor to determine if there is market discount in the registered note, and the impact of the market discount on the taxation of the holding and disposition of the registered note.

 Bond Premium

   If a U.S. holder purchased an existing note for an amount in excess of the amount payable at the maturity date, the U.S. holder may deduct the excess as amortizable bond premium over the aggregate terms of the existing notes and the registered notes under a yield to maturity formula. The deduction is available only if an election is made by the U.S. holder, and the election will apply to all obligations owned or acquired by the U.S. holder. The U.S. holder's adjusted basis in the existing notes and the registered notes will be reduced to the extent of the amortizable bond premium.

U.S. Taxation of Non-U.S. Holders

   Payments of Interest. In general, under current U.S. tax law, payments of interest received by a non-U.S. holder will not be subject to United States withholding tax, provided that the non-U.S. holder

  . does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

  . is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Internal Revenue Code,

  . is not a controlled foreign corporation that is related to us actually or constructively through stock ownership, and

  .  either

    . the beneficial owner of the registered note provides us or our paying agent with a properly executed certification on IRS Form W-8BEN (or suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or

    . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the registered note and certifies to us or our agent under penalties of perjury that the IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner of the registered note or a qualifying intermediary and furnishes the payor a copy thereof.

   Payments of interest not exempt from U.S. federal withholding tax as described above, or not exempt because of a change of law effective after the date of the original issuance of the existing note, will be subject to such withholding tax at the rate of 30%, unless reduced or eliminated under an applicable income tax treaty, and unless the beneficial owner of the registered note provides us or our paying agent, as the case may be, with a properly executed

  . IRS Form W-8BEN (or successor form) claiming an exemption from or reduction of withholding under the benefit of a tax treaty or

  . IRS Form W-8ECI (or successor form) stating that interest paid on the registered note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

   It is unclear whether the payment of liquidated damages to a non-U.S. holder will be subject to withholding of U.S. federal income tax, and we may withhold 30% from any such payments made to non-U.S. holders.

   Treasury regulations that are to be effective with respect to payments made after December 31, 2001 provide alternative methods for satisfying the certification requirements described in the preceding paragraph. Those regulations also will require, in the case of registered notes held by a foreign partnership, that the certification described above be provided by each partner.

 Disposition of the Registered Notes.

   The exchange of an existing note for a registered note will not be a taxable event for a non-U.S. holder.

   A non-U.S. holder generally will not be subject to U.S. federal income tax (and no tax will be withheld) with respect to gain realized on the sale, exchange or other disposition of a registered note, unless

  . the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. holder or

  . the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the Disposition and certain other conditions are met.

   Effectively Connected Income. If interest and other payments received by a non-U.S. holder with respect to the registered notes, including proceeds from the sale or exchange of the registered notes, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or the non-U.S. holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of the notes), the non-U.S. holder will generally be subject to the rules described above under "U.S. Taxation of U.S. Holders" (subject to any modification provided under an applicable income tax treaty). The non-U.S. holder may also be subject to the U.S. "branch profits tax" if the holder is a corporation.

Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to certain payments of principal, interest and liquidated damages paid on registered notes and to the proceeds of sale of a registered note made to U.S. holders other than certain exempt recipients (such as corporations). U.S. holders also may be subject to backup withholding at a rate of 31% on payments of principal, liquidated damages and interest on, and the proceeds of the sale or exchange of, the registered notes. In general, backup withholding will apply to the payments if the U.S. holder

  . fails to furnish a taxpayer identification number (TIN) which, for an individual, would be his or her Social Security number,

  .  furnishes an incorrect TIN, or

  .  fails to report in full payments of interest or dividends.

   Information reporting and backup withholding generally will not apply to payments made to a non-U.S. holder who provides the certification described under "U.S. Taxation of non-U.S. holders--Payments of Interest" or otherwise establishes an exemption from backup withholding, provided that neither we or the paying agent have actual knowledge that the holder is a U.S. person.

                               SELLING NOTEHOLDER

   The notes were originally issued by us and sold to the selling noteholder in a transaction exempt from the registration requirements of the Securities Act. The selling noteholder, or its transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes pursuant to this prospectus.

   The following table contains information as of October 22, 1999, with respect to the selling noteholder and the principal amount of notes beneficially owned by the selling noteholder that may be offered pursuant to this prospectus.

                                 Notes
Selling                    Beneficially Owned                         Notes Beneficially
Noteholder                Prior to Offering(1) Notes Being Offered Owned After the Offering
----------                -------------------- ------------------- ------------------------
Telegroup, Inc., an Iowa
 corporation............      $45,467,000          $45,467,000                $0

--------
(1) Assumes that all of the Notes beneficially owned by the selling noteholder and being offered under this Prospectus are sold, and that the selling noteholder acquires no additional Notes before the completion of this offering.

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds of the sale of the notes offered by this prospectus. The notes may be sold from time to time:

  .  directly by any selling noteholder to one or more purchasers,

  .  to or through underwriters, brokers or dealers,

  .  through agents on a best-efforts basis or otherwise, or

  .  through a combination of such methods of sale.

   If notes are sold through underwriters, brokers or dealers, the selling noteholder will be responsible for underwriting discounts or commissions or agents' commissions.

   The notes may be sold:

  . in one or more transactions at a fixed price or prices, which may be changed,

  . at prevailing market prices at the time of sale or at prices related to such prevailing prices,

  .  at varying prices determined at the time of sale, or

  .  at negotiated prices.

  . the notes may be distributed by the selling noteholder to one or more of its creditors or stockholders pursuant to a plan of liquidation. Any recipient of a note pursuant to any such plan who subsequently resells the notes may be deemed to be an underwriter pursuant to the Securities Act.

   Such sales may be effected in transactions (which may involve crosses or block transactions):

  . on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale,

  .  in the over-the-counter market, or

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market.

   In connection with sales of the notes, any selling noteholder may:

  . enter into hedging transactions with brokers, dealers or others, which may in turn engage in short sales of the notes in the course of hedging the positions they assume,

  .  sell short and deliver notes to close out such short positions, or

  . loan or pledge notes to brokers, dealers or others that in turn may sell such securities.

   The selling noteholder may pledge or grant a security interest in some or all of the notes owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes from time to time pursuant to this prospectus. The selling noteholder may also transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling noteholders for purposes of this prospectus.

   The selling noteholder may sell short the notes and may deliver this prospectus in connection with such short sales and use the notes covered by this prospectus to cover such short sales.

   Primus does not intend to apply for listing of the notes on any securities exchange. Accordingly, Primus cannot assure that any trading market will develop or have any liquidity.

   The selling noteholder and any brokers, dealers, agents or underwriters that participate with the selling noteholder in the distribution of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such brokers, dealers, agents or underwriters and any profits realized by the selling noteholder on the resales of the notes may be deemed to be underwriting commissions or discounts under the Securities Act.

   There can be no assurance that the selling noteholder will sell any or all of the notes pursuant to this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A of the Securities Act or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus.

   We have agreed to pay any reasonable and customary expenses incurred by the selling noteholder in the sale of the notes in a private placement or brokered transaction pursuant to which all or substantially all of the notes are sold in one (or one series of) non-registered or registered transactions in accordance with the Securities Act and applicable state securities laws.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

   1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

   2. Quarterly Report on Form 10-Q for the quarterly period ended March 31,
1999;

   3. Quarterly Report on Form 10-Q for the quarterly period ended June 30,
1999;

   4. Proxy Statement for our 1999 Annual Meeting filed on April 29, 1999;

   5. Current Report on Form 8-K dated June 23, 1998;

   6. Current Report on Form 8-K dated January 14, 1999 and Amendment to Current Report on Form 8-K dated February 4, 1999.

   7. Current Report on Form 8-K dated June 8, 1999.

   8. Current Report on Form 8-K dated July 12, 1999.

   9. Current Report on Form 8-K dated July 14, 1999 and Amendment to Current Report on Form 8-K dated August 2, 1999 (But not with respect to (i) the Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1999 and (ii) the Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1999); and

   10. Current Report on Form 8-K dated July 26, 1999.

   11. Current Report on Form 8-K dated August 5, 1999.

   12. Current Report on Form 8-K dated October 13, 1999.

   13. Current Report on Form 8-K dated October 18, 1999.

   14. Current Report on Form 8-K dated October 20, 1999.

   You may request a copy of these filings, at no cost, by calling or writing to:

     Primus Telecommunications Group, Incorporated
     1700 Old Meadow Road, Suite 300
     McLean, Virginia 22102
     Attention: David Slotkin, Deputy General Counsel
     Telephone: (703) 902-2800

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

   We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Securities and Exchange Commission, which reports include our financial information set forth in full. Such reports and other information filed by us can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. For further information concerning the Commission's public reference rooms, the Commission can be reached at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy an information statements, and other information regarding registrants that file electronically with the Commission. The site may be accessed at http://www.sec.gov.

                                 LEGAL MATTERS

   The validity of the notes offered hereby is being passed upon for us by Pepper Hamilton LLP. Mr. John DePodesta, "of counsel" to Pepper Hamilton LLP, is a director and an Executive Vice President of Primus, and as of October 15, 1999, is the beneficial owner of 383,198 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of Primus as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, that are incorporated into this prospectus by reference from Primus's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte

& Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of TresCom International, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The combined financial statements of Telegroup, Inc. and certain subsidiaries as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1998 combined financial statements contains an explanatory paragraph that states that Telegroup, Inc. has filed for protection under Chapter 11 of the United States Bankruptcy Code due to significant financial and liquidity problems. These circumstances raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                 Primus Telecommunications Group, Incorporated

                                  $45,467,000

                         11 1/4% SENIOR NOTES DUE 2009

                               ----------------

                                   PROSPECTUS
                                     , 1999

                               ----------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   Securities and Exchange Commission Registration Fee................. $12,640
   Accounting Fees and Expenses........................................ $35,000
   Legal Fees and Expenses............................................. $20,000
   Printing Fees and Expenses.......................................... $25,000
   Miscellaneous Expenses.............................................. $ 2,360
     Total Expenses.................................................... $95,000

Item 15. Indemnification of Directors and Officers

   Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of our's has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

   As permitted by Section 102(b)(7) of the DGCL, Article 11 of our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability

     (i) for any breach of the director's duty of loyalty to us or our stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for the unlawful payment of dividends on or redemption of our capital stock or

     (iv) for any transaction from which the director derived an improper personal benefit.

   We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the 1933 Act.

   Pursuant to Section 5(h) of the TresCom merger agreement (as amended) (filed as Appendix A to the Joint Proxy Statement/Prospectus on Form S-4, No. 333-51797, dated May 4, 1998), we will provide each individual who served as a director or officer of TresCom at any time prior to the effective time of the TresCom merger with liability insurance for a period of six years after the effective time, having no less favorable coverage than any applicable insurance of TresCom in effect immediately prior to the effective time; provided, however, if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, the company which survived the TresCom merger will use its best efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date of the TresCom merger agreement.

Item 16. Exhibits.

 Exhibit No.                          Description
 -----------                          -----------
     2.1     Asset and Stock Purchase Agreement dated June 30, 1999, by and between Telegroup, Inc. and the Company; Incorporated by reference to Exhibit 2.1 of the Company's Current Report on
             Form 8-K dated July 14, 1999. (The exhibits and schedules
             listed in the table of contents to the Asset and Stock
             Purchase Agreement have been omitted in accordance with Item
             601(b)(2) of Regulation S-K. A copy of such exhibits and
             schedules shall be furnished supplementally to the
             Commission upon request.)

     3.1     Amended and Restated Certificate of Incorporation of the
             Company; Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557.

     3.2 Amended and Restated Bylaws of the Company; Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875.

     4.1 Indenture, dated as of January 29, 1999, between the Company and First Union National Bank (the "January 1999
             Indenture"); Incorporated by reference to Exhibit 4.7 of the Company's Annual Report on Form 10-K for the year ended
             December 31, 1998.

     4.2 Specimen 11 1/4% Senior Note due 2009; Incorporated by reference to Exhibit A included in Exhibit 4.1.

     4.3     First Supplemental Indenture to the January 1999 Indenture,
             dated as of June 30, 1999, between the Company and First
             Union National Bank; Incorporated by reference to Exhibit
             4.1 of the Company's Current Report on Form 8-K dated July
             14, 1999.
     5       Opinion of Pepper Hamilton LLP, counsel to the Company.*

    23.1 Consent of Deloitte & Touche LLP (included on page II-4 of this Registration Statement).

    23.2     Consent of Ernst & Young LLP (included on page II-5 of this
             Registration Statement).

    23.3     Consent of KPMG LLP (included on page II-6 of this
             Registration Statement).

    23.4 Consent of Pepper Hamilton LLP (contained in Exhibit 5 hereto).

    24       Power of Attorney (contained in signature pages).

--------
*Filed herewith

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Primus Telecommunications Group, Incorporated on Form S-3 of our report dated February 10, 1999, except for paragraph one of Note 16 as to which the date is March 31, 1999, appearing in the Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
McLean, Virginia

October 20, 1999

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Primus Telecommunications Group, Incorporated for the registration of $45,467,000 11 1/4% Senior Notes due 2009 and to the incorporation by reference therein of our reports dated February 27, 1998, with respect to the consolidated financial statements and schedule of TresCom International, Inc. included in the Registration Statement (Form S-4 No. 333-51797), filed with the Securities and Exchange Commission on May 4, 1998, which is incorporated by reference in the Current Report on Form 8-K dated June 23, 1998 incorporated herein.

Ernst & Young LLP

Atlanta, Georgia
October 20, 1999

                              ACCOUNTANTS' CONSENT

The Board of Directors
Telegroup, Inc.


   We consent to the use of our report on the combined financial statements of Telegroup, Inc. and certain subsidiaries incorporated herein by reference and to the reference to our firm under the heading "Experts" in this Registration Statement.

   Our report dated July 9, 1999, contains an explanatory paragraph that states that Telegroup, Inc. has filed for protection under Chapter 11 of the United States Bankruptcy Code due to significant financial and liquidity problems. These circumstances raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

Lincoln, Nebraska
October 20, 1999

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia on October 22, 1999.

                                          Primus Telecommunications Group,
                                           Incorporated

                                                     /s/ K. Paul Singh
                                          By: _________________________________
                                                       K. Paul Singh
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints K. Paul Singh and Neil L. Hazard and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Form S-3 Registration Statement of Primus Telecommunications Group, Incorporated and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ K. Paul Singh            Chairman, President and     October 22, 1999
______________________________________  Chief Executive Officer
            K. Paul Singh               (principal executive
                                        officer) and Director

          /s/ Neil L. Hazard           Executive Vice President,   October 22, 1999
______________________________________  Chief Financial Officer
            Neil L. Hazard              and Chief Accounting
                                        Officer (principal
                                        financial officer and
                                        principal accounting
                                        officer)

        /s/ John F. DePodesta          Executive Vice President    October 22, 1999
______________________________________  and Director
          John F. DePodesta

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Herman Fialkov                    Director           October 22, 1999
______________________________________
            Herman Fialkov

        /s/ David E. Hershberg                  Director           October 22, 1999
______________________________________
          David E. Hershberg

           /s/ John Puente                      Director           October 22, 1999
______________________________________
             John Puente

         /s/ Douglas M. Karp                    Director           October 22, 1999
______________________________________
           Douglas M. Karp

                               INDEX OF EXHIBITS

 Exhibit No.                          Description
 -----------                          -----------
     2.1     Asset and Stock Purchase Agreement dated June 30, 1999, by and between Telegroup, Inc. and the Company; Incorporated by reference to Exhibit 2.1 of the Company's Current Report on
             Form 8-K dated July 14, 1999. (The exhibits and schedules
             listed in the table of contents to the Asset and Stock
             Purchase Agreement have been omitted in accordance with Item
             601(b)(2) of Regulation S-K. A copy of such exhibits and
             schedules shall be furnished supplementally to the
             Commission upon request.)

     3.1     Amended and Restated Certificate of Incorporation of the
             Company; Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-8, No. 333-56557.

     3.2 Amended and Restated Bylaws of the Company; Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1, No. 333-10875.

     4.1 Indenture, dated as of January 29, 1999, between the Company and First Union National Bank (the "January 1999
             Indenture"); Incorporated by reference to Exhibit 4.7 of the Company's Annual Report on Form 10-K for the year ended
             December 31, 1998.

     4.2 Specimen 11 1/4% Senior Note due 2009; Incorporated by reference to Exhibit A included in Exhibit 4.1.

     4.3     First Supplemental Indenture to the January 1999 Indenture,
             dated as of June 30, 1999, between the Company and First
             Union National Bank; Incorporated by reference to Exhibit
             4.1 of the Company's Current Report on Form 8-K dated July
             14, 1999.
     5       Opinion of Pepper Hamilton LLP, counsel to the Company.*

    23.1 Consent of Deloitte & Touche LLP (included on page II-4 of this Registration Statement).

    23.2     Consent of Ernst & Young LLP (included on page II-5 of this
             Registration Statement).

    23.3     Consent of KPMG LLP (included on page II-6 of this
             Registration Statement).

    23.4 Consent of Pepper Hamilton LLP (contained in Exhibit 5 hereto).

    24       Power of Attorney (contained in signature pages).

--------
*Filed herewith